As filed with the Securities and Exchange Commission on October 22, 2019

Registration No. 333-207889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 8 to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GrowGeneration, Corp.

(Exact Name of Registrant as Specified in its Charter)

Colorado	5200	46-5008129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 West Mississippi Avenue

Denver, Colorado 80223

Telephone: 800-935-8420

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Darren Lampert

Chief Executive Officer

GrowGeneration, Corp.

1000 West Mississippi Avenue

Denver, Colorado 80223

Telephone: 800-935-8420

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Mitchell Lampert, Esq.

Robinson & Cole LLP

1055 Washington Boulevard

Stamford, CT 06901

Telephone: (203) 462-7559

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered		Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Shares of common stock sold to selling stockholders in 2016 Private Placement (7)	890,714		$-	$623,500	$62.79	(10)

Shares of common stock underlying warrants sold to selling stockholders in 2016 Private Placement (8)	890,714		$-	$623,500	$62.79	(10)

Shares of common stock sold to selling stockholders in 2015 Private Placement in October 2015 (5)	2,465,001		$-	1,725,501	$173.76	(9)

Shares of common stock underlying warrants sold to selling stockholders in 2015 Private Placement in October 2015 (6)	2,465,001		$-	$1,725,501	$173.76	(9)

Shares of common stock sold to selling stockholders in 2015 Private Placement in March 2015 (4)	300,000		$-	$180,000	$18.13	(9)

Shares of common stock sold to selling stockholders in 2014 Private Placement (3)	1,000,000		$-	$600,000	$60.42	(9)
Total	8,011,430	(11)	$-	$5,478,002	$551.64	(11)

(1)	The selling stockholders will be offering their shares at prevailing market prices or at privately negotiated prices.

(2)	Calculated under Section 6(b) of the Securities Act of 1933 (the “Securities Act”) as the aggregate offering price multiplied by 0.0001007.

(3)	Represents shares of common stock purchased pursuant to our private placement which had a final closing in May 2014 (the “2014 Private Placement”).

(4)	Represents shares of common stock purchased pursuant to our private placement which had a final closing in March 2015.

(5)	Represents shares of common stock purchased pursuant to our private placements which had a final closing in October 2015 (together with the closing in March 2015, the “2015 Private Placements”).

(6)	Represents shares of common stock issuable upon the exercise of warrants issued in the 2015 Private Placement in October 2015 with an exercise price of $.70 per share. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(7)	Represents shares of common stock purchased pursuant to our private placement which had a final closing in April 2016 (the “April 2016 Private Placement”). The registration fee for these securities is calculated under Section 6(b) of the Securities Act as the aggregate offering price multiplied by 0.0001007.

(8)	Represents shares of common stock issuable upon the exercise of warrants issued in the April 2016 Private Placement with an exercise price of $.70 per share. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(9)	The registration fee for these securities was paid when the Company filed the Registration Statement on Form S-1 on November 9, 2015 and is transferred and carried forward to this amendment pursuant to Rule 429 under the Securities Act.

(10)	The Company paid the registration fee in the amount of $125.57 when the Company filed Amendment No. 1 to the Registration Statement on Form S-1 on May 11, 2016. This fee is transferred and carried forward to this amendment pursuant to Rule 429 under the Securities Act.

(11)	Please refer to notes 9 and 10 above.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On November 9, 2015, we filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (File No. 333-207889) (the “Registration Statement”), which was subsequently amended on May 11, 2016 (the “Amendment No. 1), June 15, 2016 (the “Amendment No. 2”), July 1, 2016 (the “Amendment No. 3”) and July 15, 2016 (the “Amendment No. 4”), and declared effective on July 15, 2016.

The original Registration Statement was filed to register the resale by the selling stockholders (collectively referred to as the “Selling Stockholders”) named in the prospectus included in the Form S-1 of up to an aggregate of 8,011,430 shares of our common stock, par value $0.001 per share. The following post-effective amendments were filed by the Company:

●	Post-Effective Amendment No. 1, filed on August 15, 2016;
●	Post-Effective Amendment No. 2, filed on January 13, 2017;
●	Post-Effective Amendment No. 3, filed on June 13, 2017;
●	Post-Effective Amendment No. 4, filed on August 14, 2017;
●	Post-Effective Amendment No. 5, filed on August 24, 2017 (information throughout the Registration Statement was updated to reflect exercises of warrants and sales of shares registered under the original Registration Statement by the Selling Stockholders, and reduce the total number of shares of common stock registered from 8,011,430 to 4,166,429);
●	Post-Effective Amendment No. 6, filed on November 21, 2017; and
●	Post-Effective Amendment No. 7, filed on April 20, 2018.

This Post-Effective Amendment No. 8 is being filed to update the Registration Statement to (i) include information from our Annual Report on Form 10-K for year ended December 31, 2018 filed with the SEC on April 1, 2019 and our Quarterly Report on Form 10-Q for period ended June 30, 2019 filed with the SEC on August 8, 2019, and incorporates by reference the Current Reports on Form 8-K filed since April 21, 2018 to the date of this filing; and (ii) reduce the total number of shares of common stock registered from 2,123,911 to 1,242,756 to reflect exercises of warrants and sales of shares by the Selling Stockholders since August 24, 2017.

All filing fees payable in connection with the registration of the shares of common stock covered by this Post-Effective Amendment No. 8 were paid by us as noted in the table of Calculation of Registration Fee.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	Subject to Completion, dated October 22, 2019

GrowGeneration Corp.

1,242,756 Shares

Common Stock

This prospectus relates to the offer for sale of up to an aggregate of 1,242,756 shares of common stock of GrowGeneration Corp. by the selling stockholders named herein. We are not offering any securities pursuant to this prospectus. The shares of common stock offered by the selling stockholders include 50,000 shares of common stock underlying warrants.

We received approval from the OTCQB Market to trade our common stock under the ticker symbol of “GRWG” as of October 19, 2016, and commenced trading on November 11, 2016. On October 10, 2017, our common stock started trading on OTCQX Best Market. There is currently limited trading volume for our common stock.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Bulletin Board and/or OTCQX Best Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. See “Plan of Distribution.”

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2019.

i

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investments.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unless the context otherwise requires, the terms “we”, “our”, “ours” “us” and “GrowGeneration”, refer to GrowGeneration Corp. and its subsidiaries, including GrowGeneration Pueblo Corp, GrowGeneration California Corp., Grow Generation Nevada Corp., GrowGeneration Washington Corp., GrowGeneration Rhode Island Corp., GrowGeneration Michigan Corp, GrowGeneration Oklahoma Corp, GrowGeneration New England Corp, GrowGeneration Canada Corp, GrowGeneration HG Corp, GrowGeneration Hemp Corp, GGen Distribution Corp. and GrowGeneration Management Corp., on a combined basis.

Our Company

General

GrowGeneration is one of the largest retail hydroponic and organic specialty gardening retail outlets in the industry. Today, GrowGeneration owns and operates a chain of twenty-three (23) retail hydroponic/gardening stores, with five (5) located in the state of Colorado, five (5) in the state of California, four (4) in the state of Michigan, two (2) in the state of Nevada, one (1) in the state of Washington, one (1) in the state of Rhode Island, two (2) in the state of Oklahoma, three (3) in the state of Maine, and an online e-commerce store, HeavyGardens. The Company plans to open two additional stores in the state of Oklahoma as of November 1, 2019 and December 1, 2019 respectively. Our plan is to open and operate hydroponic/gardening stores throughout the United States.

Our stores sell thousands of products, such as organic nutrients and soils, advanced lighting technology, state of the art hydroponic and aquaponic equipment, and other products needed to grow indoors and outdoors. Our strategy is to target two distinct verticals; namely commercial growers, and smaller growers who require a local store to fulfill their daily and weekly growing needs.

GrowGeneration serves a new, yet sophisticated community of commercial and urban cultivators growing specialty crops including organics, greens and plant-based medicines. Unlike the traditional agricultural industry, these cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. This enables them to produce crops at higher yields without having to compromise quality, regardless of the season or weather and drought conditions.

Our target market segments include the commercial growers in the plant-based medicine market, the home grower and businesses and individuals who grow organically grown herbs and leafy green vegetables. The landscape for hydroponic retail stores is very fragmented, with smaller single stores which we consider very ripe for our roll up strategy. Further, the products we sell are in demand due to the ever-increasing legalization of plant-based medicines, primarily Cannabis, and the number of licensed cultivation facilities in both the US and Canada. Total sales for the hydroponic equipment business were well over $4 billion in 2018.

Sales at our existing same stores have grown since we organized the business in May 2014. Our growth has been fueled by the purchase of additional retail stores, and frequent and higher dollar transactions from commercial growers, individual home growers and gardeners who grow their own organic foods. We expect to continue to experience significant growth in revenues over the next few years, primarily from existing and new stores that we open or acquire. Our growth is likely to come from four distinct channels: establishing new stores in high-value markets, internal growths at existing stores, acquiring existing stores with strong customer bases and strong operating histories and business to business e-commerce portals at www.GrowGeneration.com and www.heavygardens.com.

The Offering

Common Stock Outstanding	36,667,607 shares (1)

Common Stock, including Shares of Common Stock underlying Warrants, Offered by Selling Stockholders	1,242,756 shares (2)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $35,000. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

Quotation of Common Stock:	Our common stock is presently traded on the OTCQX Best Market under the ticker symbol of “GRWG”. There is currently limited trading volume for our common stock.

Risk Factors	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Excludes: as of the date of this Prospectus, (i) a total of 3,909,581 shares of our common stock issuable upon exercise of warrants; and (ii) a total of 2,090,500 shares of our common stock issuable upon exercise of options (out of which a total of 608,666 are currently vested) that were issued under our equity incentive plans and 538,500 options (all vested) issued not under any plan.

(2)	Includes: (i) 1,192,756 shares of our common stock being sold by the Selling Stockholders; and (ii) 50,000 shares of our common stock underlying the warrants, which have an exercise price of $.70 per share.

RISK FACTORS

An investment in our common stock is speculative and illiquid and involves a high degree of risk, including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before purchasing shares of our common stock. If any of the following risks actually materialize, our business, financial condition, prospects and/or operations could suffer. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our current and future capital requirements to support our efforts to open or acquire new retail locations;

●	our dependence on consumer interest in growing crops with the equipment, soil and nutrients that we offer;

●	our dependence on third-parties to manufacture and sell us inventory;

●	our ability to maintain or protect the validity of our intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop products and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements; and

●	our ability to adequately support growth.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

We face intense competition that could prohibit us from developing or increasing our customer base.

The industry  within which we compete is highly competitive. We compete with companies that have greater capital resources, facilities and diversity of product lines. We compete in the specialty gardening industry, selling hydroponic and organic nutrients, soils and other gardening related products. Additionally, if demand for our hydroponic growing equipment and products continues to grow, we expect many new competitors to enter the market, as there are no significant barriers to retail sales of hydroponic growing equipment and related gardening products. More established gardening companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to sales of hydroponic growing equipment. Due to this competition, there is no assurance that we will not encounter difficulties in increasing revenues and maintaining and/or increasing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. Our competitors may also introduce new hydroponic growing equipment, manufacturers may sell equipment direct to consumers, and our distributers could cease sales of product to us.

If we need additional capital to fund our operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. There can be no assurance that additional capital will be available to us. If we cannot obtain sufficient capital to fund our operations, we may be forced to limit the scope of our expansion.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our Chief Executive Officer, Darren Lampert, our President, Michael Salaman, our Chief Financial Officer, Monty Lamirato, and our Chief Operating Officer, Joe Prinzivalli. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Some of our customers are cannabis growers. Disruption to the cannabis industry could have a negative impact on our revenue.

Our products are sold to growers of various crops and some of our products may be utilized by cannabis growers. Disruption to the cannabis industry could cause some current and/or potential customers to be more reluctant to invest in growing equipment, including equipment we sell.

The registration for resale of a large number of our outstanding shares of common stock in this registration statement may have a depressive effect on our stock price.

This Prospectus covers the resale of 1,242,756 shares of our common stock. The availability of such a large number of shares of common stock for sale in the public market could harm the market price of the stock. Further, additional shares of our common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or products, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and/or marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

Risks Related to Our Common Stock

Our common stock is not listed on a national securities exchange which may affect the price and liquidity of our common stock and impair our ability to obtain future equity financing.

The OTCQX Best Market is not a national securities exchange, and provides significantly less liquidity than a national exchange such as NASDAQ and the NYSE American (formerly NYSE MKT, formerly NYSE AMEX). Consequently, selling our common stock is likely more difficult because of diminished liquidity in smaller quantities of shares likely being bought and sold, transactions could be delayed, and securities analysts’ and news media coverage of us may be further reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTCBB and OTCQX Best Market do not meet such requirements and if the price of our common stock is less than $5.00, our common stock will be deemed penny stocks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stock holders may have difficulty selling their shares.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our shareholders may face significant restrictions on the resale of their shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.

The shares of our common stock may experience dilution by exercises of outstanding warrants and options.

As of the date of this Prospectus, we had a total of 3,909,581 shares of our common stock issuable upon exercise of warrants; and (ii) a total of 2,090,500 shares of our common stock issuable upon exercise of options (out of which a total of 1,147,166 are currently vested). The exercise of such outstanding options and warrants will result in dilution of your investment.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full would be approximately $35,000. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors (the “Board”) and will depend on our financial condition, results of operations, capital requirements and other factors that our Board deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly those under “Risk Factors.” Dollars in tabular format are presented in thousands, except per share data, or otherwise indicated.

OVERVIEW

GrowGeneration Corp. (“GrowGeneration, together with all of its wholly- subsidiaries or the “Company”) was incorporated in Colorado in 2014 to build a national chain of hydroponic equipment and supply garden centers in the U.S. Today, GrowGeneration owns and operates a chain of twenty-three (23) retail hydroponic/gardening stores, with five (5) located in the state of Colorado, five (5) in the state of California, four (4) in the state of Michigan, two (2) in the state of Nevada, one (1) in the state of Washington, one (1) in the state of Rhode Island, two (2) in the state of Oklahoma, three (3) in the state of Maine, and an online e-commerce store, HeavyGardens. The Company plans to open two additional stores in the state of Oklahoma as of November 1, 2019 and December 1, 2019 respectively. Our plan is to open and operate hydroponic/gardening stores and related businesses throughout the United States and Canada.

Today, our 23 facilities operate in 8 states, each state considered an operating region. We continue to achieve our yearly revenue growth goals of 100% year over year growth. Our operations span over 300,000 sq. ft of retail and warehouse space. We employ today approximately 120 agronomist and horticulturist that we have branded “Grow Pros”. Our stores sell thousands of products, such as organic nutrients and soils, advanced lighting technology, state of the art hydroponic and aquaponic equipment and other products needed to grow indoors and outdoors. Our strategy is to target two distinct groups of customers, namely commercial growers, and smaller growers that require a local store to fulfill their daily and weekly growing needs. Our supply-chain includes over 10,000 sku’s across 12 product departments. We can deliver directly to the grower’s facility, and they can pick up the products at one of our stores or order online.

In addition to our store operations, we also operate 5 divisions through:

●	GrowGeneration Management Corp, a wholly owned subsidiary, sells directly into the commercial markets. Sales calls into the commercial markets include new capital projects and multi-state operators. Commercial customers set up accounts through our online portal and can order directly online and receive their commercial pricing.
●	GrowGeneration Canada, a wholly owned subsidiary, was formed to mirror our US operations and strategies to acquire hydro operations in Canada.
●	GrowGeneration Hemp, a wholly owned subsidiary, is developing a supply chain to outfit hemp farms, currently over 200,000 acres in the US, with equipment and supplies. As more of these hemp farms become operational and the demand for CBD Isolate and Biomass increases, the increase in hemp farming is expected to be a high growth channel for the Company.

●	GGen Distribution Corp, a wholly owned subsidiary, is sourcing and developing new and innovative agricultural products, private label and exclusive products to drive margins and introduce the commercial growers to the latest new technologies to increase yields and the quality of their plants.
●	HeavyGardens.com, our newly purchased e-commerce super-store, generates approximately $400,000 a month in sales and has over 60,000 visitors. The Company is implementing an omni-channel approach of ordering online and picking up at one of our store locations. We have allocated capital marketing dollars to a digital marketing campaign to further grow our online brand presence.

GrowGeneration serves a new, yet sophisticated community of commercial and urban cultivators growing specialty crops including organics, greens and plant-based medicines. Unlike the traditional agricultural industry, these cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. This enables them to produce crops at higher yields without having to compromise quality, regardless of the season or weather and drought conditions.

Our target market segments include the commercial growers in the plant-based medicine market, the home grower and businesses and individuals who grow organically grown herbs and leafy green vegetables. The landscape for hydroponic retail stores is very fragmented with smaller single stores, which we consider very ripe for our roll up strategy. Further, the products we sell are in demand due to the ever-increasing legalization of plant-based medicines, primarily Cannabis, and the number of licensed cultivation facilities in both the US and Canada. Total sales for the hydroponic equipment business were well over $4 billion in 2018.

Sales at our stores have grown since we commenced our business in May 2014, when we acquired the assets of Southern Colorado Garden Supply Corp. (d/b/a Pueblo Hydroponics), which owned and operated four retail stores. Our growth has been fueled by the purchase of additional retail stores, frequent and higher dollar transactions from commercial growers, individual home growers and gardeners who grow their own organic foods. We expect to continue to experience significant growth over the next few years, primarily from existing and new stores that we open or acquire. Our growth is likely to come from four distinct channels: establishing new stores in high-value markets, internal growth at existing stores, acquiring existing stores with strong customer bases and strong operating histories and business to business e-commerce portals at www.GrowGeneration.com and www.heavygardens.com.

The Company continues its rollout of its new enterprise resources planning (“ERP”) solution, which it started in the fourth quarter of 2018, adding our California, Michigan, Maine, Oklahoma and Rhode Island stores to our ERP system in 2019. The ERP system is designed to improve departmental productivity and effectiveness. The ERP system also provides reporting tools to better evaluate inventory levels and inventory purchasing needs.

RESULTS OF OPERATIONS

Comparison of the Three Months Ended June 30, 2019 and 2018

The following table presents certain consolidated statement of operations information and presentation of that data as a dollar and percentage change from year-to-year.

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	$ Variance	% Variance
Net revenue	$19,483,383	$7,152,299	$12,331,084	172%
Cost of goods sold	13,663,173	5,423,069	8,240,104	152%
Gross profit	5,820,210	1,729,230	4,090,980	237%
Operating expenses	4,646,499	2,351,207	2,295,292	98%
Operating income (loss)	1,173,711	(621,977)	1,795,688	289%
Other income (expense)	(111,711)	(307,982)	196,271	(64)%
Net income (loss)	$1,062,000	(929,959)	1,991,959	214%

Revenue

Net revenue for the three months ended June 30, 2019 increased approximately $12.3 million, or 172%, to approximately $19.5 million, compared to approximately $7.2 million for the three months ended June 30, 2018. The increase in revenues in 2019 was primarily due to the addition of 14 new stores opened or acquired after April 1, 2018, and the new e-commerce site acquired in mid-September 2018. The 14 new stores and the new e-commerce web site contributed $12.7 million in revenue for the quarter ended June 30, 2019. Three new stores which we opened at various times during the quarter ended June 30, 2018 contributed sales of $1.6 million during that quarter. The chart below shows sales by market for the three months ended June 30, 2019 and 2018. The Company also consolidated some stores in 2019 and 2018, primarily in Colorado that had revenues of $66,000 for the three months ended June 30, 2019 and $462,000 for the three months ended June 30, 2018.

The Company currently continues to focus on nine (9) markets and the new e-commerce site noted below and the growth opportunities that exist in each market. We continue to focus on new store acquisitions, proprietary products and the continued development of our online and Amazon sales.

	Sales by Market
	Three Months Ended	Three Months Ended
	June 30, 2019	June 30, 2018	Variance
Colorado	$3,915,664	$1,894,862	$2,020,802
California	5,048,307	1,132,389	3,915,918
Rhode Island	2,056,590	1,373,568	683,022
Michigan	1,610,803	825,015	785,788
Nevada	952,344	391,513	560,831
Washington	350,244	334,211	16,033
Oklahoma	2,506,769	-	2,506,769
Maine/New Hampshire	1,562,578	-	1,562,578
E-commerce	1,036,334	-	1,036,334
Closed/consolidated locations	443,750	1,200,741	(756,991)
Total revenues	$19,483,383	$7,152,299	12,331,084

Sales of the Company’s products in the Colorado market increased approximately $2 million or 107% comparing the quarter ended June 30, 2019 to June 30, 2018, which was primarily due the Company’s continued focus on increasing commercial sales and the acquisition of a new store in mid-January 2019. Sales of the Company’s products in the California market have seen growth of approximately $3.9 million, or 346%, from the addition of five (5) new stores through acquisitions. The California market experienced slower growth in 2018 as a result of a change in the regulatory environment and the implementation of new rules and regulations which had previously slowed the issuance of new licenses to growers. The Company positioned itself to take advantage of new licenses issued to growers in 2019 and the increase in sales is reflective in that positioning.

Both the Rhode Island and Michigan markets have seen significant sales growth since their acquisitions in late January 2018 and April 2018, respectively. Sales in the Rhode Island market increased 50% primarily from its increased focus on commercial and multi-state commercial customers. Sales in the Michigan market increased 95% also primarily due to the increase in commerce customer accounts.

Revenue in the Nevada market increased 143% primarily due to the acquisition of our Reno store in February 2019.

Sales in the Washington market increased slightly, 5% comparing the quarter ended June 30, 2019 to the quarter ended June 30, 2018.

Stores in the Oklahoma market opened on October 1, 2018 and February 1, 2019, respectively and was a new market. Sales in this new market have been very strong.

Revenues in Maine/New Hampshire are derived from a new store we opened March 1, 2019 and two stores we acquired in May 2019 in Maine and one store acquired in New Hampshire.

The Company operated the same 9 stores opened for the entire three months ended June 30, 2019 and 2018: four (4) in Colorado, two (2) in California, one (1) in Nevada, one (1) in Rhode Island and one (1) in Washington. These same stores generated approximately $6.2 million in sales for the three months ended June 30, 2019, compared to approximately $5 million in sales for the three months ended June 30, 2018, an increase of 23%, primarily due to the increase in the number of commercial customers. Same store sales increased in all of the markets as noted below comparing June 30, 2019 to June 30, 2018.

	9 Same Stores All Markets
	Three Months Ended	Three Months Ended
	June 30, 2019	June 30, 2018	Variance
Colorado market	$2,455,878	1,894,862	$561,016
Rhode Island	2,056,590	1,373,568	683,022
California market (1)	875,925	1,048,364	(172,439)
Washington market	350,244	334,211	16,033
Nevada market	458,108	391,513	66,595
Net revenue, all markets	$6,196,745	5,042,518	1,154,227

(1)	Includes only the Arcata and McKinleyville stores.

Cost of Goods Sold

Cost of goods sold for the three months ended June 30, 2019 increased approximately $8.2 million, or 152%, to approximately $13.7 million, as compared to approximately $5.4 million for the three months ended June 30, 2018. The increase in cost of goods sold was primarily due to the 172% increase in sales comparing the three months ended June 30, 2019 to the three months ended June 30, 2018. The increase in cost of goods sold is directly attributable to the increase in the number of stores as discussed above.

Gross profit was approximately $5.8 million for the three months ended June 30, 2019, compared to approximately $1.7 million for the three months ended June 30, 2018, an increase of approximately $4.1 million or 237%. Gross profit as a percentage of sales was 29.9% for the three months ended June 30, 2019, compared to 24.2% for the three months ended June 30, 2018. The increase in the gross profit margin percentage is due to (1) reduced pricing from vendors as a result of our increasing purchasing from those vendors, (2) the sales of product acquired in a large bulk purchase in the first quarter of 2019 at a substantial discount.

Operating Expenses

Operating expenses are comprised of store operations, primarily payroll, rent and utilities, and corporate overhead. Store operating costs were approximately $2.7 million for the three months ended June 30, 2019 and approximately $1.1 million for the three months ended June 30, 2018, an increase of approximately $1.6 million or 138%. The increase in store operating costs was directly attributable to the addition of seven (7) new locations that were acquired in 2019, two locations acquired in June and July 2018 for which there were only partial sales in 2018, and two new stores opened in new markets in 2019 that were not open for any portion of the three months ended June 30, 2018. In addition to the new stores opened or acquired in 2019, as discussed above, we acquired 8 stores at various times in 2018, opened a new store in October 2018, and acquired our new e-commerce site in mid-September 2018. Effective April 1, 2019 we opened two warehouse facilities. The addition of these new store, discussed above, and the two new warehouse facilities were the primary reasons for the increase in store operating costs. Store operating costs as a percentage of sales were 14% for the three months ended June 30, 2019, compared to 16.1% for the three months ended June 30, 2018. Store operating costs were positively impacted by the acquisitions of new stores in 2018 and 2019 which have lower percentage of operating costs to revenues due to their larger size and higher volume. The net impact, as noted above, was lower store operating costs as a percentage of revenues.

Corporate overhead, comprised of general and administrative costs, share based compensation, depreciation and amortization and corporate salaries, was approximately $1.9 million for the three months ended June 30, 2019, compared to approximately $1.2 million for the three months ended June 30, 2018. Corporate overhead was 9.8% of revenue for the three months ended June 30, 2019 and 16.8% for the three months ended June 30, 2018. The increase in salaries expense from 2018 to 2019 was due primarily to the increase in corporate staff to support expanding operations, including purchased store integrations, accounting and finance, information systems, purchasing and commercial sales staff. It should be noted that when we consummate a new acquisition, purchasing and back office accounting functions are stripped from the new acquisitions and those functions are absorbed into our existing centralized purchasing and accounting and finance departments, thus delivering cost savings. Corporate salaries and related payroll costs as a percentage of sales were 4.2% for the three months ended June 30, 2019 compared to 5.5% for the three months ended June 30, 2018. General and administrative expenses comprised mainly of advertising and promotions, travel & entertainment, professional fees and insurance, were approximately $549,000 for the three months ended June 30, 2019 and approximately $399,000 for the three months ended June 30, 2018, with a majority of the increase related to advertising and promotion, travel and entertainment and legal fees. General and administrative costs as a percentage of revenue were 2.8% for the three months ended June 30, 2019, and 5.6% for the three months ended June 30, 2018. As noted earlier, corporate overhead, which includes non-cash expenses consisting primarily of depreciation and share based compensation, was approximately $542,000 for the three months ended June 30, 2019, compared to approximately $408,000 for the three months ended June 30, 2018.

Net Income (Loss)

Net income for the three months ended June 30, 2019 was $1,062,000, compared to a net loss of $(929,959) for the three months ended June 30, 2018, a positive change of nearly $2 million. The increase in net income for the quarter ended June 30, 2019 was primarily due to 1) a 172% increase in sales with only a 152% increase in cost of sales, 2) a reduction of store operating costs as a percentage of revenue from 16.1 % in 2018 to 14% in 2019, and 3) a reduction of overhead as a percentage of revenue from 16.8% in 2018 to 9.8% in 2019.

Comparison of the Six Months Ended June 30, 2019 and 2018

The following table presents certain consolidated statement of operations information and presentation of that data as a dollar and percentage change from year-to-year.

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	$ Variance	% Variance
Net revenue	$32,570,605	$11,534,558	$21,036,047	182%
Cost of goods sold	23,063,764	8,614,719	14,449,045	168%
Gross profit	9,506,841	2,919,839	6,587,002	226%
Operating expenses	7,983,120	4,199,873	3,783,247	90%
Operating income (loss)	1,523,721	(1,280,034)	2,803,755	219%
Other income (expense)	(232,300)	(603,355)	371,055	(61)%
Net income (loss)	$1,291,421	$(1,883,389)	$3,174,810	169%

Revenue

Net revenue for the six months ended June 30, 2019 increased approximately $21 million, or 182%, to approximately $32.6 million, compared to approximately $11.5 million for the six months ended June 30, 2018. The increase in revenues in 2019 was primarily due to the addition of 9 new stores opened or acquired after January 1, 2018, 8 new stores opened or acquired after January 1, 2019, and the new e-commerce site acquired in mid-September 2018. The 17 new stores and the new e-commerce web site contributed $25.7 million in revenue for the six months ended June 30, 2019 compared to $4.6 million for the six months ended June 30, 2018 from 7 stores which we opened at various times during the six months ended June 30, 2018. The chart below shows sales by market for the six months ended June 30, 2019 and 2018. The Company also consolidated some stores in 2019 and 2018, primarily in Colorado and California, that had revenues of $801,000 for the six months ended June 30, 2019 and $2.4 million for the six months ended June 30, 2018.

The Company currently continues to focus on nine (9) markets and the new e-commerce site noted below and the growth opportunities that exist in each market. We continue to focus on new store acquisitions, new commercial customers, proprietary products and the continued development of our online and Amazon sales.

	Sales by Market
	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018	Variance
Colorado	$7,245,811	$3,271,709	3,974,102
California	7,921,850	1,431,560	6,490,290
Rhode Island	3,554,572	2,336,334	1,218,238
Michigan	3,153,654	825,015	2,328,639
Nevada	1,819,934	795,807	1,024,127
Washington	677,540	498,715	178,825
Oklahoma	4,059,518	-	4,059,518
Maine	1,563,350	-	1,563,350
New Hampshire	53,293	-	53,293
E-commerce	1,717,632	-	1,717,632
Closed/consolidated locations	803,451	2,375,418	(1,571,967)
Total revenues	$32,570,605	11,534,558	21,036,047

Sales of the Company’s products in the Colorado market increased $3.9 million or 121% comparing the six months ended June 30, 2019 to the six months ended June 30, 2018, which was primarily due to the Company’s continued focus on increasing commercial sales and the acquisition of a new store in mid-January 2019. Sales of the Company’s products in the California market have seen growth of approximately $6.5 million, or 453%, from the addition of five (5) new stores through acquisitions. The California market experienced slower growth in 2018 as a result of a change in the regulatory environment and the implementation of new rules and regulations which had previously slowed the issuance of new licenses to growers. The Company positioned itself to take advantage of new licenses issued to growers in 2019 and the increase in sales is reflective in that positioning.

Sales in the Rhode Island and Michigan markets are the result of these new acquisitions in 2018. The Rhode Island acquisition occurred in late January 2018 and the Michigan store acquisitions occurred in April 2018, so the quarter ended June 30, 2019 reflects sales in these four stores for an entire quarter. Sales in the Rhode Island and Michigan markets increased 52% and 282% in the six months ended June 30, 2019, respectively, over the same period in 2018. The Company is pursuing new store acquisitions in both of these markets and believes that these markets will be growth markets in 2019.

Revenue in the Nevada market increased 129% as we continue to focus on commercial sales.

Sales in the Washington market increased 36% comparing the six months ended June 30, 2019 to the six months ended June 30, 2018.

New stores in the Oklahoma market opened on October 1, 2018 and February 1, 2019, respectively, which was a new market for the Company and coincides with the legalization of plant-based medicine in the state. Sales in this new market have been very strong.

Maine is also a new market for the Company we opened a new store on March 1, 2019.

The Company had the same 6 stores opened for the entire six months ended June 30, 2019 and 2018: four (4) in Colorado, one (1) in Nevada, and one (1) in Washington. These same stores generated $6.1 million in sales for the six months ended June 30, 2019, compared to $4.6 million in sales for the six months ended June 30, 2018, an increase of approximately 1.5 million or 33%. Same store sales increased in all of the markets as noted below comparing June 30, 2019 to June 30, 2018.

	6 Same Stores All Markets
	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018	Variance
Colorado market	$4,464,578	3,271,709	$1,192,869
Washington market	677,540	498,715	178,825
Nevada market	939,305	795,807	143,498
Net revenue, all markets	$6,081,423	4,566,231	$1,515,192

Cost of Goods Sold

Cost of goods sold for the six months ended June 30, 2019 increased approximately $14.4 million, or 168%, to approximately $23.1 million, as compared to approximately $8.6 million for the six months ended June 30, 2018. The increase in cost of goods sold was primarily due to the 182% increase in sales comparing the six months ended June 30, 2019 to the six months ended June 30, 2018. The increase in cost of goods sold is directly attributable to the increase in the number of new and acquired stores as discussed above.

Gross profit was approximately $9.5 million for the six months ended June 30, 2019, compared to approximately $2.9 million for the six months ended June 30, 2018, an increase of approximately $6.6 million or 226%. Gross profit as a percentage of sales was 29.2% for the six months ended June 30, 2019, compared to 25.3% for the six months ended June 30, 2018. The increase in the gross profit margin percentage is due to (1) reduced pricing from vendors as a result of our increasing purchasing from those vendors, (2) the sales of product acquired in a large bulk purchase in the first quarter of 2019 at a substantial discount.

Operating Expenses

Operating expenses are comprised of store operations, primarily payroll, rent and utilities, and corporate overhead. Store operating costs were approximately $4.6 million for the six months ended June 30, 2019 and approximately $2 million for the six months ended June 30, 2018, an increase of approximately $2.6 million or 127%. The increase in store operating costs was directly attributable to the 182% increase in sales from the addition of six (6) new locations that were acquired and two new stores opened in new markets in 2019 that were not open for any portion of the six months ended June 30, 2018. We acquired 8 stores at various times in 2018, opened one new store in the third quarter of 2018 and acquired our new e-commerce site in mid-September 2018. Effective April 1, 2019 we opened two warehouse facilities. The addition of these new stores and the new warehouse facilities was the primary reason for the increase in store operating costs. Store operating costs as a percentage of sales were 14.2% for the six months ended June 30, 2019, compared to 17.6% for the six months ended June 30, 2018. Store operating costs were positively impacted by the acquisitions of new stores in 2018 and 2019 which have a lower percentage of operating costs to revenues due to their larger size and higher volume. The net impact, as noted above, was lower store operating costs as a percentage of revenues.

Corporate overhead is comprised of general and administrative costs, share based compensation, depreciation and amortization and corporate salaries and was approximately $3.4 million for the six months ended June 30, 2019, compared to approximately $2.2 million for the six months ended June 30, 2018. Corporate overhead was 10.3% of revenue for the six months ended June 30, 2019 and 18.8% for the six months ended June 30, 2018. The increase in salaries expense from 2018 to 2019 was due primarily to the increase in corporate staff to support expanding operations, including purchased store integrations, accounting and finance, information systems, purchasing and commercial sales staff. It should be noted that when we consummate a new acquisition, purchasing and back office accounting functions are stripped from the new acquisitions and those functions are absorbed into our existing centralized purchasing and accounting and finance departments, thus delivering cost savings. Corporate salaries and related payroll costs as a percentage of sales were 4.4% for the six months ended June 30, 2019 compared to 6.3% for the six months ended June 30, 2018. General and administrative expenses comprised mainly of advertising and promotions, travel & entertainment, professional fees and insurance, were approximately $1.1 million for the six months ended June 30, 2019 and approximately $763,000 for the six months ended June 30, 2018, with a majority of the increase related to advertising and promotion, travel and entertainment and legal fees. General and administrative costs as a percentage of revenue were 3.5% for the six months ended June 30, 2019, and 6.6% for the six months ended June 30, 2018. As noted earlier, corporate overhead includes non-cash expenses, consisting primarily of depreciation and share based compensation, which was approximately $813,000 for the six months ended June 30, 2019, compared to approximately $680,000 for the six months ended June 30, 2018.

Net Income (Loss)

The net income for the six months ended June 30, 2019 was approximately $1.3 million, compared to a net loss of $(1,883,389) for the six months ended June 30, 2018, a positive change of approximately $3.2 million. The net income for the six months ended June 30, 2019 was primarily due to 1) a 182% increase in sales with only a 168% increase in cost of sales, 2) a reduction of store operating costs as a percentage of revenue from 17.6 % in 2018 to 14.2% in 2019, and 3) a reduction of overhead as a percentage of revenue from 18.8% in 2018 to 10.3% in 2019.

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2019 was approximately $861,000 compared to approximately $3.5 million for six months ended June 30, 2018. Cash used in operating activities is driven by our net income (loss) and adjusted by non-cash items as well as changes in operating assets and liabilities. Non-cash adjustments primarily include depreciation, amortization of intangible assets, share based compensation expense, non-cash operating lease expense and amortization of debt discount. Non-cash adjustments totaled approximately $1.1 million and $1.3 million for the six months ended June 30, 2019 and 2018, respectively, so non-cash adjustments had a lesser positive impact on net cash used in operating activities for the six months ended June 30, 2019 than the same period in 2018. The decrease in the net cash used in operating activities comparing June 30, 2019 to June 30, 2018, of approximately $2.7 million, was primarily related to net income of $1.3 million for the six months ended June 30, 2019 compared to a net loss of approximately $1.9 million for the six months ended June 30, 2018. In addition, the six months ended June 30, 2019 was impacted by a decrease in inventory of approximately $425,000 (excluding acquired inventory from business combination), an increase in prepaids of $1.1 million, offset by an increase in accounts payable and other current liabilities of approximately $1 million. The increases in inventory, prepaids, accounts payable and other accrued expenses are directly attributable to the increase in the number of operating stores in 2019 compared to 2018.

Net cash used in operating activities for the six months ended June 30, 2018 was approximately $3.5 million. This amount was primarily related to a net loss of approximately $1.9 million, increases of inventory of approximately $3.5 million, accounts receivable of $301,000, offset by an increase in accounts payable and other current liabilities of approximately $622,000. The increase in inventory and a corresponding increase in trade payables was attributable to both an increase in revenues and an increase in the number of operating stores between January 1, 2018 and June 30, 2018.

Net cash used in investing activities was approximately $8.8 million for the six months ended June 30, 2019 and approximately $1.1 million for the six months ended June 30, 2018. Investing activities in 2019 were primarily attributable to six stores acquisitions in 2019, for which we paid approximately $7.6 million in cash. Other investing activities in 2019 included the purchase of vehicles and store equipment totaling approximately $1.1 million. Investing activities in 2018 related to the purchase of vehicles and store equipment to support new store operations.

Net cash provided by financing activities for the six months ended June 30, 2019 was approximately $12.9 million and was primarily attributable to 1) proceeds from the sale of common stock and exercise of warrants of approximately $13.1 million and 2) debt repayment of approximately $289,000. Net cash provided by financing activities for six months ended June 30, 2018 was $20.8 million and was primarily from 1) proceeds from the sale of convertible debt, $8.9 million and 2) sales of Common Stock and proceeds from the exercise of warrants of $12 million.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	June 30, 2019	June 30, 2018
Net income (loss)	$1,062,000	$(929,959)
Interest	3,161	11,312
Depreciation and Amortization	150,842	70,899
EBITDA	1,216,003	(847,748)
Non-cash operating lease expense	55,259	-
Share based compensation (option compensation, warrant compensation, stock issued for services)	390,898	337,148
Amortization of debt discount	117,150	304,842

Adjusted EBITDA	$1,779,310	$(205,758)

Adjusted EBITDA per share, basic	$.06	$(.01)
Adjusted EBITDA per share, diluted	$.05	$(.01)

	Six Months Ended
	June 30, 2019	June 30, 2018
Net income (loss)	$1,291,421	$(1,883,389)
Interest	8,690	19,330
Depreciation and Amortization	291,132	126,994
EBITDA	1,591,243	(1,737,065)
Non-cash operating lease expense	82,556	-
Share based compensation (option compensation, warrant compensation, stock issued for services)	522,243	553,348
Amortization of debt discount	242,096	622,096

Adjusted EBITDA	$2,438,138	$(561,621)

Adjusted EBITDA per share, basic	$.08	$(.03)
Adjusted EBITDA per share, diluted	$.07	$(.01)

Comparison of the years ended December 31, 2018 and 2017

The following table sets forth information from our statements of operations for the years ended December 31, 2018 and 2017:

	For the Year Ended		Year to Year Comparison
	December 31,		Increase/	Percentage
	2018	2017	(decrease)	Change

Sales	$29,000,730	$14,363,886	$14,636,844	102%
Cost of Sales	22,556,172	11,094,331	11,461,841	103%
Gross profit	6,444,558	3,269,555	3,175,003	97%
Operating expenses	10,700,206	6,120,068	4,580,138	75%
Loss from operations	(4,255,648)	(2,850,513)	(1,405,135)	49%
Other income (expense)	(818,107)	307,931	(1,126,038)	365%
Net loss	$(5,073,755)	$(2,542,582)	$(2,531,173)	100%

Revenue

Net revenue for the year ended December 31, 2018 were approximately $29 million, compared to approximately $14.4 million for the year ended December 31, 2017, an increase of $14.6 million, or 102%. The increase in revenues is due to the addition of 9 new retail stores and one e-commerce site during 2018 for which there were no sales for these retail stores and e-commerce site for the year ended December 31, 2017 and 3 stores opened during various times during 2017 that were open for all of 2018. Sales in the 9 new stores, the e-commerce site and the 3 stores opened in 2017 were approximately $19.8 million for the year ended December 31, 2018 compared to approximately $2.1 million for the year ended December 31, 2017. The Company also had store closures and consolidations in 2018 and 2017. Sales of the closed and consolidated stores was approximately $716,000 for the year ended December 31, 2018 and approximately $3.3 million for the year ended December 31, 2017.

While the Company continues to focus on the 7 markets noted below and the growth opportunities that exist in each market, we also are focusing on new store acquisitions, proprietary products, and developing our online sales with HeavyGargens.com and Amazon sales.

	Sales by Market
	Year Ended December 31, 2018	Year Ended December 31, 2017	Variance
Colorado market	$7,238,059	$6,280,842	$957,217
California market	9,148,343	2,462,646	6,685,697
Rhode Island market	4,700,102	-	4,700,102
Michigan market	3,086,693	-	3,086,693
Nevada market	1,924,025	1,782,624	141,401
Washington market	939,231	533,742	405,489
Oklahoma	463,278	-	463,278
Closed/consolidated locations	716,083	3,304,033	(2,587,950)
E-commerce site	784,916	-	784,916
Total revenues	$29,000,730	$14,363,886	$14,636,843

Overall sales in the Colorado market increased approximately $957,200 or 15%, as noted above, comparing the year ended December 31, 2018 to the year ended December 31, 2017, with a majority of that increase attributable to the opening of our new Denver South store location in April 2017. We continue to focus selling efforts in building growth in this market.

Our sales in the California market have seen growth of approximately $6.7 million primarily from the addition of 5 new stores through acquisitions during 2018, offset by a decline in revenues of approximately $404,000 or 24% resulting from the Santa Rosa wildfires in October 2017, as discussed above, comparing the year ended December 31, 2018 to the year ended December 31, 2017. The California market experienced slower growth in the current year as a result of a change in the regulatory environment, and the implementation of new rules and regulations which have slowed the issuance of new licenses. However, the Company is positioned to grow as new licenses are issued. With the recent acquisition of Santa Rosa Hydro in July 2018, one of the country’s largest hydroponic store, the Company projects to add an incremental $8.0 million annually in sales in the Santa Rosa market.

Revenues in the Rhode Island and Michigan markets are the result of new acquisitions in 2018 for which there was no comparable revenue in 2017. Three stores were acquired in the Michigan market in April 2018 and one store was acquired in the Rhode Island market in January 2018. The Company is pursuing new store acquisitions in both of these markets and believes that these markets will be growth markets in 2019.

Our revenue in the Nevada market increased by approximately $141,400 comparing the year ended December 31, 2018 to year ended December 31, 2017. The Company continues to focus on adding commercial customers in the Nevada market.

The increase in the Washington market is due to the new store acquisition in May 2017, for which there was only revenue for approximately eight months in 2017 compared to a full year for 2018.

Oklahoma is a new market for the Company. Our new store opened on October 1, 2018.

The Company had the same 6 stores (four in Colorado, one in CA and one in Nevada) opened for the entire year ended December 31, 2018 and 2017. These same stores generated $8.4 million in sales for the year ended December 31, 2018, compared to $8.9 million in sales for the same period ended December 31, 2017, a decrease of 5.4%. The decline in revenues in these six same store sales was substantially offset by sales from new stores opened in 2017 and 2018. In particular, one store opened in south Denver in mid-April 2017, had revenues of $2.4 million in 2018, a 100% increase over 2017.

	6 Same Stores
	Year ended	Year ended
	December 31, 2018	December 31, 2017	Variance
Net revenue	$8,448,949	$8,926,734	$(477,785)

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2018 increased approximately $11.5 million, to $22.6 million, an increase of 103%, as compared to $11.1 million for the year ended December 31, 2017. The increase in cost of goods sold was due to the 102% increase in revenues comparing the year ended December 31, 2017 to 2018 primarily due to the increase in the number of stores between 2017 and 2018 as noted above.

Gross profit was $6.4 million for the year ended December 31, 2018, as compared to $3.3 million for the year ended December 31, 2017, an increase of approximately $3.1 million or 97%. Gross profit as a percentage of sales was 22.2% for the year ended December 31, 2018, compared to 22.8% for the year ended December 31, 2017. The slight decrease in the gross profit percentage was primarily due to the increase in non-cash inventory valuation adjustments of approximately $870,000 in 2018 compared to $463,000 in 2017. The impact of the inventory valuation adjustments in 2018 and 2017 was to reduce margin percentage by 3%. The inventory valuation adjustments consist of a reserve for obsolete inventory as well as the write down of inventory to its current market value where vendor pricing has declined during the year and we still held inventory purchased at higher prices.

Operating Expenses

Operating expenses are comprised of store operations, primarily payroll, rent and utilities, and corporate overhead. Store operating costs were approximately $5.2 million for the year ended December 31, 2018 and approximately $3.0 million for the year ended December 31, 2017, an increase of approximately $2.2 million or 76%. The increase in store operating costs was due to 1) the addition of 9 new stores in 2018, and 2) the addition of three stores at various times in 2017 that were open for all of 2018. Revenues increased 102% but store operating costs increased only 76%. Store operating costs as a percentage of sales were 18% for the year ended December 31, 2018 compared to 20.6% for the year ended December 31, 2017, a 15% improvement. Corporate overhead is comprised of, share based compensation, depreciation and amortization, general and administrative costs and corporate salaries and related expenses and were approximately $5.5 million for the year ended December 31, 2018 compared to approximately $3.2 million for the year ended December 31, 2017. Corporate overhead costs were 19% of revenue for the year ended December 31, 2018 compare to 22% for the year ended December 31, 2017. The increase in salaries and related expense from 2017 to 2018 was due to the increase in corporate staff, primarily, accounting and finance, inventory management, sales and information technology, to support both current and future operations and to increase outside sales. Corporate salaries as a percentage of sales were 5.7% for the year ended December 31, 2018 and 6.3% for the year ended December 31, 2017. The decrease in this percentage is because corporate staff costs do not rise directly commensurate with the increase in revenues. In addition, current corporate staff levels will not rise commensurate with increase in revenues in the future and the percentage of salaries to sales will decline. General and administrative expenses, comprised mainly of advertising and promotions, travel & entertainment, professional fees and insurance, was approximately $1.6 million for the year ended December 31, 2018 and approximately $1 million for the year ended December 31, 2017 with a majority of the increase in advertising and promotion and travel and entertainment. General and administrative costs as a percentage of revenue was 5.5% for the year ended December 31, 2018 compared to 7.1% for the year ended December 31, 2017. The decrease in this percentage once again does not rise commensurate with the increase in revenues.

Corporate overhead includes non-cash expenses, consisting primarily of depreciation and share-based compensation, which was approximately $2.2 million for the year ended December 31, 2018 compared to approximately $1.2 for the year ended December 31, 2017.

Net Income (Loss)

The net loss for the year ended December 31, 2018 was approximately $5.1 million compared to approximately $2.5 million for the year ended December 31, 2017, an increase in the net loss of $2.6 million. The increase in the net loss comparing 2018 to 2017 was primarily due to 1) an increase in non-cash shares-based compensation of approximately $817,000, 2) increases in other operating costs such as general and administrative costs and salaries of approximately $1.3 million, 3) increase in depreciation and amortization of approximately $200,000 and 4) non-cash amortization of debt discount of approximately $990,000 for which there was none in 2017. The increases in these costs noted above in 2018 were primarily offset by the increase in store net profit (defined as gross profit less store operating costs) of approximately $936,000.

Operating Activities

Net cash used in operating activities for the year ended December 31, 2018 was approximately $1.5 million compared to $3.4 million for the year ended December 31, 2017, a decrease of approximately $1.9 million. Cash provided by operating activities is driven by our net loss and adjusted by non-cash items as well as changes in operating assets and liabilities. Non-cash adjustments primarily include depreciation, amortization of intangible assets, share based compensation expense and changes in valuation allowances. Non-cash adjustment totaled approximately $3.4 million and approximately $1.4 for the years ended December 31, 2018 and 2017, respectively, so non-cash adjustments had a greater impact on net cash provided by operating activities for the year ended December 31, 2018 than the same period in 2017. The net cash used in operating activities for 2018 was primarily related to the increase in the net loss of approximately $2.5 million over 2017, offset by the increase in non-cash adjustments of approximately $2 million. The increase in inventory and other current assets totaling approximately $1.2 million, is offset by the increase in accounts payable and other current liabilities of approximately $1.3 million. The combination of these factors discussed above resulted in an overall decrease in net cash used in operating activities of approximately $1.9 million comparing 2017 to 2018.

Net cash used in operating activities for the year ended December 31, 2017 was approximately $3.4 million. This amount was primarily related the net loss of approximately $2.5 million offset by non-cash adjustments totaling approximately $1.4 million, increase in inventory of $2.1 million, increase in accounts receivable and other current assets of $ approximately $864,000, partially offset by an increase in accounts payable and other current liabilities of approximately $732,000. The increase in inventory and a corresponding increase in trade payables was attributable to both an increase in revenues and an increase in the number of operating stores between December 31, 2016 and December 31, 2017.

Net cash used in investing activities was approximately $6.4 for the year ended December 31, 2018 and approximately $1.2 million for the year ended December 31, 2017. The increase in 2018 was due to the multiple asset acquisition throughout 2018 and the purchase of vehicles and store equipment to support new store operations. Between January 1, 2017 and December 31, 2017, the Company opened 5 new locations, as such the net cash used in investing activities was equipment to support those new store openings

Net cash provided by financing activities for the year ended December 31, 2018 was approximately $21.3 million and represented proceeds from the sale of Common Stock and exercise of warrants, net of offering costs, of $12.9 million and proceeds from the issuance of convertible debt of approximately $8.9 million. Net cash provided by financing activities for the year ended December 31, 2017 was approximately $5.2 million and was primarily from proceeds from the sales of Common Stock and exercise of warrants.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Year ended
	December 31, 2018	December 31, 2017
Net loss	$(5,073,755)	$(2,542,582)
Interest	23,565	15,339
Depreciation and Amortization	351,070	151,561
EBITDA	(4,699,120)	(2,375,682)
Lease termination fees	35,000	-
Audit fees related to business combinations	85,200	-
Inventory valuation adjustments	870,257	201,170
Amortization of debt discount	989,601	-
Share based compensation (option comp, warrant comp, stock issued for services)	1,895,219	1,077,932

Adjusted EBITDA	$(823,843)	$(1,096,580)

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2019, we had working capital of approximately $29.6 million, compared to working capital of approximately $21.6 million as of December 31, 2018, an increase of approximately $8 million. The increase in working capital from December 31, 2018 to June 30, 2019 was due primarily to 1) proceeds from the sales of common stock and exercise of warrants totaling $13.1 million during the six months ended June 30, 2019 offset by 2) the application of a new accounting standard related to accounting for operating leases which resulted in a $1.6 million increase in current liabilities. At June 30, 2019, we had cash and cash equivalents of approximately $17.9 million. As of the date of this filing, we believe that existing cash and cash equivalents are sufficient to fund existing operations for the next twelve months.

As of December 31, 2018, we had working capital of approximately $21.6 million, compared to working capital of approximately $5.6 million as of December 31, 2017, an increase of approximately $16 million. The increase in working capital from December 31, 2017 to December 31, 2018 was due primarily to the proceeds from the sale of Common Stock, proceeds for a convertible debt offering and exercise of warrants totaling approximately $21.8 million. At December 31, 2018, we had cash and cash equivalents of approximately $14.6 million. We believe that existing cash and cash equivalents are sufficient to fund existing operations for the next twelve months.

We anticipate that we will need additional financing in the future to continue to acquire and open new stores. To date we have financed our operations through the issuance of the sale of Common Stock, warrants and convertible debentures.

Financing Activities

2016 Private Placements

On April 29, 2016, the Company sold 890,714 units to 10 accredited investors at a price of $0.70 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $.70 per share. The warrants have a five year life for gross proceeds of $623,500. We paid Cavu, our placement agent, a total compensation for its services of (i) five-year warrants to purchase 50,000 shares of our common stock, at an exercise price equal to $0.70 per share; and (ii) 50,000 shares of our common stock.

On October 6, 2016, the Company closed a private placement of a total of 1,000,000 units of its securities sold to 8 accredited investors at a price of $0.70 per unit. Each unit consisted of one share of common stock and one 5 year warrant to purchase one share of common stock at an exercise price of $0.70 per share. The Company raised an aggregate of $700,000 gross proceeds in the offering. The Company agreed to pay Cavu a cash fee of $22,050 and five-year warrants to purchase 31,500 shares of common stock, at an exercise price equal to $0.70 per share, on proceeds of $315,000 raised by Cavu in connection with this offering.

2017 Private Placements

On March 10, 2017, the Company closed a private placement of a total of 825,000 units of its securities to 4 accredited investors. Each unit consisted of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $1,650,000 gross proceeds in the offering.

On May 16, 2017, the Company closed a private placement of a total of 1,000,000 units of its securities to 27 accredited investors through GVC Capital LLC (“GVC Capital”) as its placement agent. Each unit consisted of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $2,000,000 gross proceeds in the offering. The Company paid GVC Capital total compensation for its services, (i) for a price of $100, 5-year warrants to purchase 75,000 shares at $2.00 per share and 5-year warrants to purchase 75,000 shares at $2.75 per share, (ii) a cash fee of $150,000, (iii) a non-accountable expense allowance of $60,000, and (iv) a warrant exercise fee equal to 3% of all sums received by the Company from the exercise of 750,000 warrants (not including 250,000 warrants issued to one investor) when they are exercised.

2018 Private Placements

On January 17, 2018, the Company completed a private placement of a total of 36 units of its securities at the price of $250,000 per unit. Each unit consisted of (i) a .1% unsecured convertible promissory note in the principal amount of $250,000, and (ii) a 3-year warrant entitling the holder to purchase 37,500 shares of common stock, at a price of $.01 per share or through cashless exercise. The Company raised gross proceeds of $9,000,000 from 23 accredited investors in the offering.

On May 9, 2018, the Company completed a private placement of a total of 33.33 units of its securities at a price of $300,000 per unit to 3 accredited investors. Each unit consisted of (i) 100,000 share of the Company’s common stock and (ii) 50,000 3-year warrant to purchase one share of common stock at an exercise price of $.35 per share. The Company raised an aggregate of $10,000,000 gross proceeds in the offering.

2019 Private Placement

On June 26, 2019, the Company completed a private placement of a total of 4,123,257 units of the Company’s securities at the price of $3.10 per unit. Each unit consisted of (i) one share of Common Stock and (ii) one 3-year warrant, each entitling the holder to purchase one half share of Common Stock, at a price of $3.5 per share. The Company raised a total of $12,782,099 from 19 accredited investors.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

RECENTLY ISSUED ACCOUNTING STANDARDS

Recently Adopted Accounting Pronouncements

During the first quarter of 2019, the Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2016-02, Leases (ASC 842), which introduces the balance sheet recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. The Company has adopted the new lease standard using the new transition option issued under the amendments in ASU 2018-11, Leases, which allowed the Company to continue to apply the legacy guidance in Accounting Standards Codification (ASC) 840, Leases, in the comparative periods presented in the year of adoption. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to carry forward the historical lease classification. The Company made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet. The Company will recognize those lease payments on a straight-line basis over the lease term. The impact of the adoption was an increase to the Company’s operating lease assets and liabilities on January 1, 2019 of $3.2 million.

On January 1, 2019, the Company also adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting.” ASU 2018-07 more closely aligns the accounting for employee and nonemployee share-based payments. The amendment is effective commencing in 2019 with early adoption permitted. The adoption of this new guidance did not have a material impact on our Financial Statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk will be recognized separately in other comprehensive income. Additionally, the ASU 2016-01 changes the disclosure requirements for financial instruments. The new standard will be effective for the Company starting in the first quarter of fiscal 2019. The adoption of this standard on January 1, 2019 did not have any effect on the consolidated financial statements and footnote disclosure.

On August 28, 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging,” which better aligns risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments expand and refine hedge accounting for both nonfinancial and financial risk components and in some situations better align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The new standard will be effective for the Company as of January 1, 2019. The adoption of this new standard on January 1, 2019 did not have any impact on our consolidated financial statements and footnote disclosures.

Recently Issued Accounting Pronouncements – Pending Adoption

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets and certain other instruments. For trade receivables and other instruments, entities will be required to use a new forward-looking expected loss model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. This guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those years, with early adoption permitted only as of annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The new guidance modifies the disclosure requirements on fair value measurements in Topic 820. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not anticipate that the adoption of ASU 2018-13 will have a material impact on the Company’s consolidated financial statements or related financial statement disclosures.

BUSINESS

Background

GrowGeneration Corp. (together with all of its wholly-owned subsidiaries, collectively “GrowGeneration” the “Company”) was incorporated in Colorado in 2014 to build a national chain of hydroponic equipment and supply garden centers in the U.S. Today, GrowGeneration owns and operates a chain of twenty-three (23) retail hydroponic/gardening stores, with five (5) located in the state of Colorado, five (5) in the state of California, four (4) in the state of Michigan, two (2) in the state of Nevada, one (1) in the state of Washington, one (1) in the state of Rhode Island, two (2) in the state of Oklahoma, three (3) in the state of Maine, and an online e-commerce store, HeavyGardens. The Company plans to open two additional stores in the state of Oklahoma as of November 1, 2019 and December 1, 2019 respectively.

Products

GrowGeneration is one of the largest retailers of hydroponic products in the United States and is engaged in the business of marketing and distributing horticultural, organics, lighting and hydroponics products, including lighting fixtures, nutrients, seeds and growing media, systems, trays, fans, filters, humidifiers and dehumidifiers, timers, instruments, water pumps, irrigation supplies and hand tools.

GrowGeneration is also actively seeking to either acquire or develop private labeled products, which would be sold through GrowGeneration garden centers under brands owned or controlled by the Company. In this regard, the Company acquired a variety of trademarks in March 2019 to bolster its ability to supply branded ‘house’ products to our customers. From trellis netting, to plastic pots, to organic nutrients, GrowGeneration expects to roll out a complete line of private labeled products to offer our customers at great prices, which is expected to have a positive impact on margins and profitability in the near term.

A list of the product trademarks the Company recently acquired are listed below:

●	Blueprint Controllers
●	DuraBreeze
●	Elemental Solutions
●	Ion
●	VitaPlant
●	Smart Support
●	Mixsure+
●	The Foundation for Automation
●	Harvester’s Edge
●	GroXcess (two registrations)
●	ION
●	Sunleaves
●	Sunspot
●	Power Matrix
●	Carbide
●	Guardenware
●	Optilume
●	HydroThrive

Markets

GrowGeneration serves a new, yet sophisticated community of commercial and urban cultivators growing specialty crops including organics, greens and plant-based medicines. Unlike the traditional agricultural industry, these cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. This enables them to produce crops at higher yields without having to compromise quality, regardless of the season or weather and drought conditions.

Indoor growing techniques have primarily been used to cultivate plant-based medicines. Plant-based medicines often require high-degree of regulation and controls including government compliance, security, and crop consistency, making indoor growing techniques a preferred method. Cultivators of plant-based medicines often make a significant investment to design and build-out their facilities. They look to work with companies such as GrowGeneration that understand their specific needs and can help mitigate risks that could jeopardize their crops. Plant-based medicines are believed to be among the fastest-growing market in the U.S. and several industry pundits believe that plant-based medicines may even displace prescription pain medication by providing patients with a safer, more affordable alternative.

Indoor growing techniques, however, are not limited to plant-based medicines. Vertical farms producing organic fruits and vegetables are beginning to emerge in the market due to a rising shortage of farmland, and environmental vulnerabilities including drought, other severe weather conditions and insect pests. Indoor growing techniques enable cultivators to grow crops all-year-round in urban areas and take up less ground while minimizing environmental risks. Indoor growing techniques typically require a more significant upfront investment to design and build-out these facilities than traditional farmlands. If new innovations lower the costs for indoor growing, and the costs to operate traditional farmlands continue to rise, then indoor growing techniques may be a compelling alternative for the broader agricultural industry.

Research and Development

The Company has not incurred any research and development expense during the fiscal year ended December 31, 2018 or the quarter ended June 30, 2019.

Customers and Suppliers

Our key customers vary by state and are expected to be more defined as the Company moves from its retail walk-in purchasing sales strategy to serving cultivation facilities directly and under predictable purchasing activity. Currently, none of our customers accounted for more than 5% of our sales in the years ended December 31, 2018 and 2017 or the quarter ended June 30, 2019.

Our key suppliers include several manufacturers and distributors such as FoxFarm Fertilizer, Canna, USA Mills Nutrients, Hawthorne, Hydrofarm, and others. All the products purchased and sold are applicable to indoor and outdoor growing for organics, greens, and plant-based medicines. As of December 31, 2018, and 2017, two suppliers represented 56% and 61% of our purchases, respectively. As of the quarter ended June 30, 2019, two suppliers represented 38% and 14% of our purchases, respectively. The Company is of the opinion that the loss of either supplier would not have a material adverse impact on our business, because both suppliers provide the same products and the Company maintains direct manufacturing agreements with vendors.

Demand for Products

Demand for indoor and outdoor growing equipment is currently high due to legalization of plant-based medicines, primarily Cannabis, which requires equipment purchases for build-out and repeat purchases of consumable nutrients needed during the growing period. This demand is projected to continue to increase as a result of the approval of a comprehensive, publicly available medical marijuana/cannabis programs laws in 33 states and the District of Columbia as of the date hereof. Continued innovation and more efficient build-out technologies along with larger and consolidated cultivation facilities are expected to further expand market demand for GrowGeneration products and services. We expect the market to continue to segment into urban farmers serving groups of individuals, community cultivators, and large-scale cultivation facilities across the states. Each segment will be optimized to different distribution channels that GrowGeneration currently provides. We are of the opinion that as our volume increases, we will obtain volume discounts on purchasing that should allow us to maximize our revenues and expand gross profit margins.

E-Commerce Strategy

The Company has developed its e-commerce website and portal, www.growgeneration.com and recently acquired www.heavygardens.com, both of which offer for sale hydroponic, specialty and organic gardening products. Online shoppers are able to shop from product departments, from nutrients to lighting to hydroponic and greenhouse equipment, delivering an easy and quick method to find the products that they want to purchase. Our e-commerce sites are designed to appeal to the professional growers. Each product listed on the sites contains product descriptions, product reviews and a picture so the customers can make an informed and educated purchase. Our product filters allow the customers to search by brand, manufacturer, or by function such as wattage. Designed as an information portal as well as an e-commerce store, the customers will find videos, articles, blogs and other relevant content, all generated by GrowGeneration’s internal staff, which we call our “Grow Pros”. The GrowGeneration customers are able to shop and order online 24/7 and, choose to receive products delivered directly to their grow operations, or for pick up at one of the GrowGeneration retail stores. In addition, customers may simply use our sites as a resource and shop with our Grow Pros at one of our retail locations. Google advertising, social media and in store advertising are the primary advertising tools we use to drive traffic to e-commerce sites.

Recent Acquisitions

On April 23, 2019, the Company entered into an asset purchase agreement through its wholly-owned subsidiary, GrowGeneration Rhode Island Corp., to purchase the assets of GreenLife Garden Supply Corp. In connection with the purchase of the assets, the Company open two new stores in Maine and one new store in New Hampshire.

On January 26, 2019, the Company entered into an asset purchase agreement through its wholly-owned subsidiary, GrowGeneration California Corp., to purchase the assets from Palm Springs Hydroponics, Inc. located in Palm Springs, California. In connection with the purchase of the assets, the Company also entered into a commercial lease agreement with a term of five years and three months, effective from February 7, 2019 to April 30, 2024, to rent the premises where the assets were located to open a new store.

On January 26, 2019, the Company entered into an asset purchase agreement through its wholly-owned subsidiary, GrowGeneration Nevada Corp., to purchase the assets from Reno Hydroponics, Inc. located in Reno, Nevada. In connection with the purchase of the assets, the Company also entered into a one-year commercial lease agreement, effective from February 1, 2019 to January 31, 2020, to rent the premises where the assets were located to open a new store.

On November 28, 2018, the Company entered into an asset purchase agreement through its wholly-owned subsidiary, GrowGeneration Pueblo Corp., to purchase the assets of Chlorophyll, Inc., located in Denver, Colorado. In connection with the purchase of the assets, the Company also entered into a five-year commercial lease agreement, effective from January 21, 2019, to rent the premises where the assets are located to open a new store.

On August 30, 2018, the Company entered into an asset purchase agreement, amended on September 14, 2018, with Virgus, Inc. d/b/a/ Heavy Gardens, an online store of hydroponic and garden supplies (“Heavy Gardens”) to purchase the assets of Heavy Gardens through its wholly-owned subsidiary, GrowGeneration HG Corp. The closing of the asset purchase took place on September 14, 2018.

On June 28, 2018, the Company entered into a restated and amended asset purchase agreement to purchase the assets of a retail hydroponic store, Santa Rosa Hydroponics & Grower Supply Inc., located in Santa Rosa, California. On July 13, 2018, the parties entered into an amendment to the purchase agreement and conducted the closing of the asset purchase. In connection with the purchase of the assets, the Company also entered into a commercial lease agreement, effective from July 14, 2018 to July 13, 2023, to rent the premises where the assets were located to open the new store.

On April 12, 2018, the Company entered into an asset purchase agreement through its wholly-owned subsidiary, GrowGeneration Michigan Corp., to purchase substantially all of the assets of Superior Growers Supply, Inc.’s business located in Michigan. In connection with the purchase of the assets, the Company also entered into a commercial lease, effective from April 12, 2018 to April 11, 2023, to rent the premises where a part of the assets are located. The Company entered into two additional leases. Following this acquisition, the Company opened three stores in the state of Michigan.

On December 22, 2017, the Company entered into an asset purchase agreement to purchase all of the assets of a retail hydroponic store, East Coast Hydroponic Warehouse, located in Warwick, RI. The closing of the asset purchase took place on January 23, 2018. In connection with the purchase of the assets, the Company also entered into a commercial lease, to be effective from January 24, 2018 to January 23, 2023, to rent the premises where the assets were located to open the new store.

On October 25, 2017, the Company entered into an asset purchase agreement through GrowGeneration California to purchase all of the assets of a retail hydroponic store, Humboldt Depot, located in Arcata, CA. The closing of the asset purchase took place on January 30, 2018. In connection with the purchase of the assets, the Company also entered into two commercial leases, to be effective from February 1, 2018 to January 31, 2021, to rent the premises where the assets were located to open the new store.

Seasonality

Our business is subject to seasonal influences. Generally, our highest volume of sales occurs in our second and third fiscal quarter, and the lowest volume occurs during our first or fourth fiscal quarter.

Competition

The markets in which we sell our products are highly competitive. Our key competitors include many local and national vendors of gardening supplies, local product resellers of hydroponic and other specialty growing equipment, as well as online product resellers and large online marketplaces such as Amazon.com and eBay. Our industry is a highly fragmented industry with over 1,000 retail outlets throughout the U.S. We compete with companies that have greater capital resources, facilities and diversity of product lines. Our competitors may also introduce new hydroponic growing equipment, manufacturers may sell equipment direct to consumers, and our distributers could cease sales of product to us.

Notwithstanding the foregoing, we do believe that our pricing, inventory and product availability, the strength of our relationships with major manufacturers and distributors, and overall customer service (including field sales support and in-store sales support) provide us with the ability to compete in this marketplace. In addition, as we increase our number of stores and inventory per store, we expect to be able to purchase larger amounts of inventory at lower volume sale prices, which we expect will enable us to price competitively and deliver the products that our customers are seeking.

Based on our knowledge and communication with our suppliers, we do not believe our suppliers sell directly to the retail market or our customers.

Intellectual Property and Proprietary Rights

Our intellectual property consists of our brands and their related trademarks, domain names and websites, customer lists and affiliations, product know-how and technology, and marketing intangibles. We also hold rights to website addresses related to our business including websites that are actively used in our day-to-day business such as www.GrowGeneration.com and www.heavygardens.com. We own the federally registered trademark for “GrowGeneration”, “Where the Pros Go to Grow” and HeavyGardens®.  In addition, we own the following trademarks acquired in March 2019:

●	Blueprint Controllers
●	DuraBreeze
●	Elemental Solutions
●	Ion
●	VitaPlant
●	Smart Support
●	Mixsure+
●	The Foundation for Automation
●	Harvester’s Edge
●	GroXcess (two registrations)
●	ION
●	Sunleaves
●	Sunspot
●	Power Matrix
●	Carbide
●	Guardenware
●	Optilume
●	HydroThrive

Government Regulation

We sell products, including hydroponic gardening products, that end users may purchase for use in new and emerging industries or segments, including the growing of cannabis, that may not grow or achieve market acceptance in a manner that we can predict. The demand for these products depends on the uncertain growth of these industries or segments.

In addition, we sell products that end users may purchase for use in industries or segments, including the growing of cannabis, that are subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions.  For example, certain countries and 33 U.S. states have adopted frameworks that authorize, regulate, and tax the cultivation, processing, sale, and use of cannabis for medicinal and/or non-medicinal use, while the U.S. Controlled Substances Act and the laws of other U.S. states prohibit growing cannabis.

Our gardening products, including our hydroponic gardening products, are multi-purpose products designed and intended for growing a wide range of plants and are purchased by cultivators who may grow any variety of plants, including cannabis.  Although the demand for our products may be negatively impacted depending on how laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions develop, we cannot reasonably predict the nature of such developments or the effect, if any, that such developments could have on our business.

Employees

As of the date of this Prospectus, we have 163 full-time employees and 25 part-time employees. No employees are subject to collective bargaining agreements.

Principal Offices

Our principal offices are located at 1000 W Mississippi Ave., Denver, CO 80223. As of the date of this Prospectus, we leased the following facilities for stores and warehouses: six (6) facilities in the State of Colorado, six (6) in the State of California, two (2) in the State of Nevada, one (1) in the State of Washington, one (1) in the State of Rhode Island, four (4) in the State of Oklahoma, four (4) in the State of Michigan, and three (3) in Maine.

MANAGEMENT

All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our Board and serve at the discretion of the board, subject to applicable employment agreements. The following table sets forth information regarding our executive officers and the members of our Board.

Name	Age	Position
Darren Lampert	58	Chief Executive Officer and Director
Michael Salaman	57	President and Director
Monty Lamirato	63	Chief Financial Officer and Secretary
Joe Prinzivalli	38	Chief Operating Officer
Stephen Aiello	58	Director
Peter Rosenberg	56	Director
Sean Stiefel	31	Director

Darren Lampert has been our Chief Executive Officer and a Director since our inception in 2014. Mr. Lampert began his career in 1986 as a founding member of the law firm of Lampert and Lampert (1986-1999), where he concentrated on securities litigation, NASD (now FINRA) compliance and arbitration and corporate finance matters. Mr. Lampert has represented clients in actions and investigations brought before government agencies and self-regulatory bodies. Mr. Lampert has spent the past 15 years working as a portfolio manager and proprietary trader at Schonfeld Securities (1999-2005), Schottenfeld Group (2007) and Incremental Capital (2008-2010). From 2010 to 2014, Mr. Lampert was a private investor. Mr. Lampert graduated in 1982 with a Bachelor of Science degree in business administration from Ithaca College. Mr. Lampert received a JD from Bridgeport University School of Law in 1985. Mr. Lampert was admitted to practice law in New York in 1986 and is also admitted to practice before the United States District Courts for the Southern and Eastern Districts of New York.

Michael Salaman has been our President and a Director since our inception. Mr. Salaman served as the Chairman of Skinny Nutritional Corp. since January 2002 and as Chief Executive Officer and President of Skinny Nutritional Corp. since June 2010. He also served as Chief Executive Officer of Skinny Nutritional Corp. Skinny Nutritional Corp. filed for Chapter 11 Bankruptcy protection in 2013 and the assets were sold to a private equity firm in March 2014. Mr. Salaman has over 20 years’ experience in the area of start-ups, new product development, distribution and marketing. Mr. Salaman began his business career as Vice President of Business Development for National Media Corp., an infomercial marketing company in the United States from 1985-1993. From 1995-2001, Mr. Salaman started a Digital Media company called American Interactive Media, Inc., a developer of Web TV set-top boxes and ISP services. In 2002, Mr. Salaman became the principal officer of that entity and directed its operations as a marketing and distribution company and in 2005 focused its efforts in the enhanced water business. Mr. Salaman received a Bachelor of Business Administration degree in business from Temple University in 1986.

Monty Lamirato joined the Company as Chief Financial Officer and Secretary in May 2017. From March 2009 to just prior to joining GrowGen, Mr. Lamirato worked as an independent consultant providing chief financial officer and financial reporting consulting services to companies of various sizes in a variety of industries. In this capacity, he prepared and reviewed SEC filings and GAAP-compliant financial statements, provided technical accounting assistance, designed and developed inventory and logistics systems for inventory management, developed scalable accounting and reporting systems, internal accounting controls and annual budgets and evaluated short-term investment alternatives for idle cash. From March 2013 until November 2016, Mr. Lamirato served as Chief Financial Officer of Strategic Environmental & Energy Resources, Inc., a publicly traded holding company that provides a wide range of environmental, renewable fuels and industrial waste stream management services, where he was responsible for all SEC filings, prepared all GAAP and SEC compliant financial statements and developed financial and operating metrics and other key performance indicators for evaluation of business results by management. Mr. Lamirato has also served as Chief Financial Officer and Treasurer of ARC Group Worldwide, Inc. from June 2001 to March 2009, Vice President of Finance at GS2.net, LLC from November 2000 to May 2001, and also Vice President of Finance for PlanetOutdoors.com, Inc. from June 1999 to October 2000. He began his career as an audit staff member with Coopers & Lybrand in 1977, where he remained until he served as an Audit Manager and Audit Partner with Mitchell Finley and Company, P.C. from 1986 to 1993. Mr. Lamirato received a Bachelor of Science, cum laude, from Regis College in Denver and is a Certified Public Accountant.

Joe Prinzivalli has been our Chief Operating Office since April 2017. Prior to joining the Company, Mr. Prinzivalli spent 6 years with a Colorado based hydroponic retail company, Way to Grow. He identified the need for, and implemented, all distribution operations for Way to Grow. As Inventory Manager, from July 2014 to December 2016, Mr. Prinzivalli was responsible for overseeing the movement and integrity of all Way To Grow physical inventories, managed analytical/reporting functions, and implemented standard operating procedures across all company functions.

Stephen Aiello has been a Director of the Company since May 2014. Mr. Aiello was a partner at Jones and Company from 2004-2008. From 2001-2003, he worked at 033 Asset Management. From 1986-2001, he was a partner at Montgomery Securities. Mr. Aiello received a B.A. in Psychology from Ithaca College and an MBA from Fordham University. Since 2010, Mr. Aiello has been a private investor and owner of real estate properties.

Peter Rosenberg has been a Director of the Company since July 2017. He is a partner at Merida Capital Partners, LP, a private equity investment firm focused on the cannabis sector and a leading investor in the Company. Mr. Rosenberg has about 30 years of experience in the financial services industry, specifically in leveraged finance, capital markets, strategic advisory, private equity and asset management. Throughout his career, he has executed capital raising, mergers and acquisitions, and restructuring transactions. Mr. Rosenberg was previously with Duff & Phelps as a Managing Director in the Consumer and Retail Merger and Acquisitions Group. Prior to Duff & Phelps, Mr. Rosenberg was a Managing Director with Wells Fargo Securities, where he was responsible for sourcing and executing financing and mergers and acquisitions transactions for independent and financial sponsor-backed middle market companies. Previously, Mr. Rosenberg established and managed the San Francisco office for Barrington Associates, a boutique mergers and acquisitions advisory firm. At Barrington, he completed divestiture and recapitalization transactions in the consumer, retail, industrial and business services sectors and was responsible for coverage of middle market private equity firms. Prior to Barrington, Mr. Rosenberg was a Director at Salomon Smith Barney, focusing on corporate finance and mergers and acquisitions transactions for West Coast consumer product, specialty retail, financial services and industrial companies. Mr. Rosenberg has also held positions at Richard C. Blum & Associates (now BLUM Capital) and Comann, Howard & Flamen. He graduated magna cum laude from the University of Colorado with a B.S. degree in Business and Administration and was a member of the Beta Gamma Sigma academic honor society. Mr. Rosenberg holds Series 7, 24, and 63 securities industry registrations.

Sean Stiefel has been a Director of the Company since January 2018. Mr. Stiefel founded Navy Capital Green Management, LLC (“Navy Capital”) in 2016, where he is currently the Chief Executive Officer and is responsible for all aspects of stock selection, trading and portfolio construction. Mr. Stiefel launched the Navy Capital Green Fund, LP in 2017 as a global long/short equity fund dedicated to cannabis. Navy Capital has been involved in cannabis related investing since early 2016. Prior to founding Navy Capital, Mr. Stiefel was a research analyst and trader for Northwoods Capital Management Partners, a TMT-focused global long/short hedge fund. Mr. Stiefel had previously served as an associate within an equity long/short fund at Millennium Partners, and he began his career as an equities trading analyst for Barclays Capital. He is a graduate of the University of Southern California’s Marshall School of Business.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees other than Michael Salaman (see biographical information of Michael Salaman above regarding the Chapter 11 Bankruptcy protection filed by Skinny Nutritional Corp. in 2013) has:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

The Company currently maintains a board of directors that is composed of a majority of “independent” directors.

The Company has an audit committee, which is comprised of Steven Aiello (Chairman), Peter Rosenberg and Sean Stiefel.  The Board has determined that all of the members on the audit committee are independent directors.

The Company plans to appoint nominating committee and/or compensation committee, or to adopt charters relative to each such committees in the future.

Code of Business Conduct and Ethics

We have not adopted a Code of Business Conduct and Ethics. We have adopted an Insider Trading Policy which sets forth the procedure regarding trading by insiders in securities of the Company.

Limitation of Directors Liability and Indemnification

The Colorado Business Corporations Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.

Bylaws of the Company provide that the Company will indemnify its directors and officers who, by reason of the fact that he or she is one of the Company’s officers or directors, is involved in a legal proceeding of any nature.

The Company has purchased director and officer liability insurance to cover certain liabilities its directors and officers may incur in connection with their services to the Company.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Indemnification Agreements

The employment agreements the Company entered into with each of its current executive officers provides for indemnification to the fullest extent permitted by applicable law for the executive officers against all debts, judgments, costs, charges or expenses whatsoever incurred or sustained by an executive officer in connection with any action, suit or proceeding to which the executive officer may be made a party by reason of his being or having been an officer of the Company, or because of actions taken by the executive officer which were believed by the executive officer to be in the best interests of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, or paid to our chief executive officer and the three most highly-compensated executive officers (other than the chief executive officer) who were serving as executive officers as of the date of this Prospectus for services rendered in all capacities to us for the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(3)	Stock Based Awards ($)(4)	All Other Compensation ($)	Total ($)
Darren Lampert	2018	192,500	105,000	58,000	-	-	355,500
Chief Executive Officer	2017	164,600	31,900	233,800	-	-	430,300

Michael Salaman	2018	192,500	105,000	58,000	-	-	355,500
President and Secretary	2017	164,600	31,900	233,800	-	-	430,300

Monty Lamirato (2)	2018	162,500	-	46,600	-	-	209,100
Chief Financial Officer and Secretary	2017	93,800	-	156,200	276,000	-	526,000

Joe Prinzivalli (1)	2018	110,000	-	23,300	-	-	133,300
Chief Operating Officer	2017	75,900	10,000	-	303,000	-	388,900

(1)	As of April 10, 2017, Joe Prinzivalli started to provide his services to the Company as Chief Operating Officer.
(2)	As of May 15, 2017, Monty Lamirato started to provide his services to the Company as Chief Financial Officer and Secretary.
(3)	The amounts in the Option Awards column reflect the aggregated grant date fair value of awards granted during 2017 as computed in accordance with FASB ASC Topic 718.
(4)	The amounts in the Stock Based Awards column reflect the aggregated grant date fair value of awards granted during 2017 as computed in accordance with FASB ASC Topic 718.

Employment and Consulting Agreements

On September 22, 2017, the Company entered into employment agreements with Darren Lampert, Chief Executive Officer, and Michael Salaman, President, who have each agreed to devote their full time and attention to the Company’s business and each receive compensation of $175,000 per annum, subject to a 10% increase each January 1 during the term of the agreements. In addition, commencing with the year ending December 31, 2017, each of Mr. Lampert and Mr. Salaman is eligible for a cash bonus payment equal to 0.5% multiplied by the difference between revenue in each fiscal year less $7,980,471, and is granted up to 300,000 options to purchase shares of common stock of the Company, of which 30,750 have been granted as of the date of their respective agreements. On June 21, 2019, the Board approved the terms of new employment agreements with each of Mr. Lampert and Mr. Salaman, to be entered into as of January 1, 2020. The 3-year new employment agreement for each of Mr. Lampert and Mr. Salaman will include the following terms: (i) the Company will pay each of Mr. Lampert and Mr. Salaman an annual salary of $275,000 commencing January 1, 2020, subject to a 10% annual raise in the following fiscal years; (ii) the Company will pay each of Mr. Lampert and Mr. Salaman a cash bonus with respect to the fiscal year ending December 31, 2019, in an amount equal to one-half of one percent multiplied by the difference between gross revenue for the fiscal year ending December 31, 2019 less $7,980,471; (iii) the Company will pay each of Mr. Lampert and Mr. Salaman a cash bonus with respect to each fiscal year of the Company during the remainder term of the new employment agreement, commencing with the year ending December 31, 2020, in an amount equal to one-half of one percent multiplied by the difference between gross revenue for each respective fiscal year less the amount of gross revenue for fiscal year ending December 31, 2019; (iv) the Company will issue 100,000 shares of restricted common stock as a one-time signing bonus to each of Mr. Lampert and Mr. Salaman as of January 1, 2020; (v) the Company will issue 100,000 shares of restricted common stock to each of Mr. Lampert and Mr. Salaman as of January 1 of each year during the term of the new employment agreement, with the first issuance on January 1, 2020, the second on January 1, 2021 and the third on January 1, 2022; and (vi) the Company will issue as of June 21, 2019 to each of Mr. Lampert and Mr. Salaman options to acquire 300,000 shares of restricted common stock of the Company with a three-year vesting period, at a price of $3.06 per share, with 100,000 options vest as of January 1, 2020, 100,000 options vest as of January 1, 2021 and 100,000 options vest as of January 1, 2022, subject to the terms and conditions of a separate option agreement and the Company’s 2018 Equity Incentive Plan.

On May 15, 2017, the Company entered into a three-year executive employment agreement with Monty Lamirato as Chief Financial Officer and Secretary, pursuant to which the Company agreed to pay Mr. Lamirato a salary of $150,000 per annum for the first year, $162,500 for the second year and $175,000 for the third year. The Company also agreed to issue to Mr. Lamirato 25,000 shares of common stock and 50,000 stock options as of July 10, 2017, May 15, 2018 and May 15, 2019, respectively.

On January 1, 2017, the Company entered into an employment agreement with Joe Prinzivalli, pursuant to which Mr. Prinzivalli agreed to provide his services to the Company as Inventory Controller, and, as a part of the consideration for his services, among other compensations, the Company agreed to grant him 10,000 options upon signing of the agreement. The 10,000 options were deemed issued as of July 10, 2017 when the Company filed a Registration Statement on Form S-8 registering the shares of common stock issuable under its 2014 Plan. On April 10, 2017, the Company entered into a 3-year executive employment agreement with Mr. Prinzivalli (which replaced the previous agreement), pursuant to which Mr. Prinzivalli agreed to provide his services to the Company as Chief Operating Officer. The Company agreed to pay Mr. Prinzivalli a salary of $100,000 per annum with a 10% annual raise and issue to Mr. Prinzivalli 50,000 shares of common stock as of the date of the agreement, 50,000 shares as of December 31, 2017 and 50,000 shares as of December 31, 2018.

Additionally, each member of Management may receive a year-end cash bonus and options as determined by the Board.

Outstanding Equity Awards

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options held as of the date of this Prospectus.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Darren Lampert	30,750	0	$1.94	September 22, 2022
Darren Lampert	269,250	0	$1.76	September 22, 2022
Darren Lampert	8,334	16,666	$3.59	October 23, 2023
Darren Lampert	16,666	33,334	$2.96	March 26, 2024
Darren Lampert	0	300,000	$3.06	June 19, 2024
Michael Salaman	30,750	0	$1.94	September 22, 2022
Michael Salaman	269,250	0	$1.76	September 22, 2022
Michael Salaman	8,334	16,666	$3.59	October 23, 2023
Michael Salaman	16,666	33,334	$2.96	March 26, 2024
Michael Salaman	0	300,000	$3.06	June 19, 2024
Monty Lamirato	50,000	0	$1.90	May 15, 2022
Monty Lamirato	20,000	0	$2.25	December 31, 2023
Joe Prinzivalli	10,000	0	$1.90	January 1, 2022
Joe Prinzivalli	10,000	0	$2.25	December 31, 2023

2014 Equity Incentive Plan

General

On March 6, 2014, our Board adopted an Equity Incentive Plan (the “2014 Plan”). The 2014 Plan was approved by the shareholders on March 6, 2014. As of the date of this Prospectus, there are a total of 2,113,834 options issued under the 2014 Plan (of which 1,718,334 options have been exercised and 395,500 remain outstanding), and 375,000 shares of Common Stock issued. There are a total of 11,166 shares of Common Stock available to be issued under the 2014 Plan.

The general purpose of the 2014 Plan is to provide an incentive to our employees, directors, consultants and advisors by enabling them to share in the future growth of our business. Our Board believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our Company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success.

Our Board believes that the 2014 Plan will advance our interests by enhancing our ability to (a) attract and retain employees, consultants, directors and advisors who are in a position to make significant contributions to our success; (b) reward our employees, consultants, directors and advisors for these contributions; and (c) encourage employees, consultants, directors and advisors to take into account our long-term interests through ownership of our shares.

2018 Equity Incentive Plan

On January 7, 2018, the Board adopted the 2018 Equity Incentive Plan (the “2018 Plan”), which was approved and ratified by the shareholders on April 20, 2018. As of the date of this Prospectus, there are a total of 1,206,500 options issued under the 2018 Plan, none of which have been exercised, and 53,750 shares of Common Stock issued. There are a total of 1,239,750 shares of Common Stock available to be issued under the 2018 Plan.

The general purpose of the 2018 Plan is to provide an incentive to the Company’s employees, directors, consultants and advisors by enabling them to share in the future growth of the Company’s business. The Board believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and carrying out its long range plans and securing its growth and financial success.

The Board believes that the 2018 Plan will advance the Company’s interests by enhancing its ability to (a) attract and retain employees, consultants, directors and advisors who are in a position to make significant contributions to the Company’s success; (b) reward the Company’s employees, consultants, directors and advisors for these contributions; and (c) encourage employees, consultants, directors and advisors to take into account the Company’s long-term interests through ownership of its shares.

Description of the 2018 Equity Incentive Plan

The following description of the principal terms of the 2018 Plan is a summary and is qualified in its entirety by the full text of the 2018 Plan, which was filed as an exhibit to the Annual Report on Form 10-K for fiscal year ended December 31, 2017, filed on March 27, 2018.

Administration. The 2018 Plan will be administered by our Board. Our Board may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock units, restricted or unrestricted shares of our common stock, performance shares, performance units, other cash-based awards and other stock-based awards. The Board also has broad authority to determine the terms and conditions of each option or other kind of equity award, adopt, amend and rescind rules and regulations for the administration of the 2018 Plan and amend or modify outstanding options, grants and awards. The Board may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2018 Plan. No options, stock purchase rights or awards may be made under the Plan on or after the ten year anniversary of the adoption of the 2018 Plan by our Board, but the 2018 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2018 Plan.

Eligibility. Persons eligible to receive options, stock appreciation rights or other awards under the 2018 Plan are those employees, consultants, advisors and directors of our Company and our subsidiaries who, in the opinion of the Board, are in a position to contribute to our success.

Shares Subject to the 2018 Plan. The aggregate number of shares of common stock available for issuance in connection with options and awards granted under the 2018 Plan is 2,500,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the 2018 Plan with respect to all of those shares. If any option or stock appreciation right granted under the 2018 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the 2018 Plan. No employee, consultant, advisor or director may receive options or stock appreciation rights relating to more than 1,000,000 shares of our common stock in the aggregate in any calendar year.

Terms and Conditions of Options. Options granted under the 2018 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Board will determine the exercise price of options granted under the 204 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of our common stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the last trading day before the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Board based on the reasonable application of a reasonable valuation method.

No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2018 Plan will be exercisable at such time or times as the Board prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Board may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid (a) in cash or by certified bank check, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Board is also authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Board may permit the holder of an option, stock appreciation right or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Board will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Board may grant stock appreciation rights independent of or in connection with an option. The Board will determine the other terms applicable to stock appreciation rights. The exercise price per share of a stock appreciation right will be determined by the Board, but will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Board. The maximum term of any SAR granted under the 2018 Plan is ten years from the date of grant. Generally, each SAR stock appreciation right will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by
●	the number of shares of common stock covered by the stock appreciation right.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Board.

Restricted Stock and Restricted Stock Units. The Board may award restricted common stock and/or restricted stock units under the 2018 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Board. The Board will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units, which may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Board. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Board determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Board may award performance shares and/or performance units under the 2018 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Board. The Board will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Effect of Certain Corporate Transactions. The Board may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2018 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Board. The Board may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, restricted stock unit, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of our common stock its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Board deems necessary or appropriate.

Amendment, Termination. The Board may amend the terms of awards in any manner not inconsistent with the 2018 Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, our Board may at any time amend, suspend, or terminate the 2018 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary to comply with any applicable law or stock exchange rule, the 2018 Plan requires us to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the 2018 Plan or changes the persons or classes of persons eligible to receive awards.

Tax Withholding

As and when appropriate, the Company has the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2018 Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Stock Awards

The grant of options and other awards under the 2018 Plan is discretionary, and the Company cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned as of the date of this Prospectus by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;
●	each of our executive officers;
●	each of our directors; and
●	all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Commission. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. Applicable percentage ownership in the following table is based on the total of 36,667,607 shares of common stock outstanding as of the date of this Prospectus. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, the date of this Prospectus. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o GrowGeneration Corp., 1000 West Mississippi Avenue, Denver, CO 80223.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Michael Salaman, President and Director	1,527,919	[1]	4.13%
Darren Lampert, Chief Executive Officer and Director	1,478,332	[2]	4.00%
Joe Prinzivalli, Chief Operating Officer	122,500	[3]	*
Monty Lamirato, Chief Financial Officer and Secretary	95,000	[4]	*
Stephen Aiello, Director	533,725	[5]	1.45%
Peter Rosenberg, Director	125,057	[6]	*
Sean Stiefel, Director	1,405,772	[7]	3.79%
All Officers and Directors (7 Persons)	5,288,305		13.89%
Merida Capital Partners, LP	5,023,938	[8]	13.23%
Gotham Green Fund 1, L.P.	3,395,131	[9]	8.47%

*	Less than 1%
[1]	Includes i) 1,202,919 shares of common stock; and ii) 325,000 vested stock options. Mr. Salaman also owns 8,333 options exercisable commencing October 23, 2019, 8,333 options exercisable commencing October 23, 2020, 16,667 options exercisable commencing March 26, 2020, 16,667 options exercisable commencing March 26, 2021, 100,000 options exercisable commencing January 1, 2020, 100,000 options exercisable commencing January 1, 2021 and 100,000 options exercisable commencing January 1, 2022.

[2]	Includes i) 1,153,332 shares of common stock; and ii) 325,000 vested stock options. Mr. Lampert also owns 8,333 options exercisable commencing October 23, 2019, 8,333 options exercisable commencing October 23, 2020, 16,667 options exercisable commencing March 26, 2020, 16,667 options exercisable commencing March 26, 2021, 100,000 options exercisable commencing January 1, 2020, 100,000 options exercisable commencing January 1, 2021 and 100,000 options exercisable commencing January 1, 2022.

[3]	Includes i) 102,500 shares of common stock; and ii) 20,000 vested options.

[4]	Includes i) 25,000 shares of common stock issued to Mr. Lamirato; and ii) 70,000 vested stock options.

[5]	Includes i) 269,143 shares of common stock owned directly by Mr. Aiello; ii) 150,000 shares of common stock owned by Aiello Family Trust; iii) 58,332 vested stock options within 60 days; iv) 56,250 shares of common stock underlying warrants purchased in a private placement of the Company at $0.01 per share. Mr. Aiello also owns 8,333 options exercisable commencing October 23, 2020, 16,667 options exercisable commencing March 26, 2020, and 16,667 options exercisable commencing March 26, 2021.

[6]	Includes i) 41,725 shares of common stock; and ii) 83,332 vested stock options within 60 days held by Mr. Rosenberg. Mr. Rosenberg also owns 8,333 options exercisable commencing October 23, 2020, 16,667 options exercisable commencing March 26, 2020, and 16,667 options exercisable commencing March 26, 2021.

[7]	Includes i) 83,334 vested stock options within 60 days; ii) 752,546 shares of common stock held by Navy Capital Green Fund, LP (“Navy Green Fund”), an affiliated entity; iii) 193,548 shares of common stock held by Navy Capital Green Co-Invest Fund LLC (“Navy Co-Invest”); iv) 279,570 shares of common stock underlying warrants held by Navy Green Fund; and v) 96,774 shares of common stock underlying warrants held by Navy Co-Invest. Mr. Stiefel is a founder and Chief Executive Officer of Navy Capital. Accordingly, Mr. Stiefel may be deemed to indirectly beneficially own the shares held by Navy Capital and its affiliated entities, and vice versa. Mr. Stiefel also owns 8,333 options exercisable commencing October 23, 2020, 16,667 options exercisable commencing March 26, 2020, and 16,667 options exercisable commencing March 26, 2021.
[8]	Includes i) 2,338,029 shares held by Merida Capital Partners, LP (“Merida”); ii) 904,457 shares held by Merida Capital Partners II LLP, an affiliated entity; iii) 483,871 shares held by Merida Capital Partners III LP, an affiliated entity; and iv) 1,297,581 shares of common stock underlying warrants held by Merida and its affiliates.
[9]	Includes i) 2,749,969 shares held by Gotham Green Fund 1, L.P.; ii) 550,568 shares of common stock underlying warrants held by Gotham Green Fund II (Q), L.P.; and iii) 94,594 shares of common stock underlying warrants held by Gotham Green Fund II, L.P.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless described below, during the last two fiscal years, there are no transactions or series of similar transactions to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

DESCRIPTION OF CAPITAL STOCK

Our current Certificate of Incorporation authorizes us to issue:

●	100,000,000 shares of common stock, par value $0.001 per share.

As of the date of this Prospectus, there were 36,667,607 shares of common stock outstanding. The number of shares of common stock outstanding as of the date of this Prospectus does not include: (i) a total of 3,909,581 shares of our common stock issuable upon exercise of warrants; and (ii) a total of 2,090,500 shares of our common stock issuable upon exercise of options (out of which a total of 608,666 are currently vested) that were issued under our equity incentive plans and 538,500 options (all vested) issued not under any plan.

The following statements are summaries only of the material provisions of our authorized capital stock and are qualified in their entirety by reference to our Certificate of Incorporation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

Conversion Rights. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

Transfer Restrictions. Shares of our common stock are subject to transfer restrictions. See “Restrictions on the Transfer of Securities.”

Warrants

As of the date of this Prospectus, we had outstanding warrants to purchase an aggregate of 3,909,581 shares of common stock.

The shares of common stock offered by the selling stockholders include 50,000 shares of common stock underlying warrants. The exercise price and number of shares of common stock issuable on exercise of such warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder. Each warrant may be redeemed by the Company at any time, following a period of any 20 of the 30 consecutive trading days in which the closing sales price of the common stock equals or exceeds 150% the then exercise price of the warrant, on notice to the holder and at a redemption price of $0.001 per warrant share; provided the resale of the warrant shares has been registered under the Securities Act or are otherwise freely tradable. Such notice shall specify, among other things, that payment of the redemption price will be made upon surrender of the warrant, and that if the warrant is not exercised by the close of business on the date fixed for redemption, which shall be not less than 30 days prior to the date fixed for redemption, the exercise rights of the warrant shall expire unless extended by the Company.

Options

As of the date of this Prospectus, we had outstanding options to purchase 2,090,500 shares of our common stock (of which 608,666 are vested) under our Equity Incentive Plans and options to purchase 538,500 shares of common stock (all vested) not under any plan.

Registration Rights

In connection with the 2014 Private Placement, 2015 Private Placements and April 2016 Private Placement we granted registration rights to the private placement investors, wherein we agreed to file a registration statement covering the resale of the shares of common stock and the shares of common stock underlying the warrants (issued in the private placements conducted in 2014, 2015 and April 2016). We have agreed to use commercially reasonable efforts to have the registration statement declared effective within ninety (90) days after the registration statement is filed (the “Effectiveness Deadline”).

We have agreed to keep the registration statement “evergreen” for one (1) year from the date it is declared effective by the Commission or until Rule 144 of the Securities Act is available to the holders of registrable securities purchased in the 2014 Private Placement and the 2015 Private Placements with respect to all of their shares, whichever is earlier. We will pay all costs and expenses incurred by us in complying with our obligations to file registration statements pursuant to the registration rights agreement.

Transfer Agent and Registrar

VStock Transfer, LLC is the transfer agent and registrar for our common stock.

Quotation of Securities

Our common stock is presently traded on the OTCQX Best Market under the ticker symbol of “GRWG”.

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.

All of the selling stockholders received their securities in: (i) our formation, (ii) 2014 Private Placement; (iii) the 2015 Private Placements; and/or (iv) the April 2016 Private Placement. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The percent of beneficial ownership for the selling stockholders is based on 36,667,607 shares of common stock outstanding as of the date of this prospectus. Warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by such investors for the purpose of computing the percentage ownership of their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock. Information about the selling stockholders may change over time. The share information contained in the below table is accurate as of the date of the Prospectus.

	Shares Beneficially					Shares Beneficially
	Owned as of the date of				Shares	Owned After the
	this Prospectus(1)				Offered by	Offering(1)(2)
Name of Selling Stockholder	Number Shares		Warrants	Percent	this Prospectus(1)(3)	Number	Percent
Chad E Aarons TTEE Marcia S Aarons TTEE U/A DTD 05/12/1994, Darryl H Aarons Rev Trust	34,100		0	0.09%	34,100	0	0
Aiello Family Trust(4)	50,000		0	0.14%	50,000	0	0
David Cohen	100,000		0	0.28%	100,000	0	0
Kevin F. McGrath	50,000	(5)	0	0.14%	50,000	0	0
Robert Ayerle	265,000	(6)	0	0.73%	265,000	0	0
Stephen Siegel	265,000	(7)	0	0.73%	265,000	0	0
Robert Donnelly	265,000	(8)	0	0.73%	265,000	0	0
Daniel Waldman	1,576	(9)	0	0.004%	1,576	0	0
RealTrust IRA Alternatives, LLC fbo Ronald P. Rech ROTH IRA	100,000	(10)	0	0.28%	100,000	0	0
William Deakins	15,000	(11)	0	0.04%	15,000	0	0
Jim Czirr	0		50,000	0.14%	50,000	0	0
Stephen Aiello	47,080		0	0.13%	47,080	0	0
Total	1,192,756		50,000	3.42%	1,242,756	0	0

(1)	Share numbers include shares underlying warrants held by the selling stockholder.

(2)	Assumes the sale of all shares offered pursuant to this prospectus.

(3)	Share numbers include shares of common stock issuable upon exercise of warrants that are exercisable within sixty days of the date of this Prospectus.

(4)	The person having voting, dispositive or investment powers over Aiello Family Trust is Steven Aiello, who is a Director of the Company.

(5)	The share number includes 50,000 shares of common stock received from warrant exercise by the holder on January 24, 2017.

(6)	The share number includes 140,000 shares and 125,000 shares of common stock received from warrant exercise by the holder on September 13, 2017 and December 5, 2017, respectively.

(7)	The share number includes 140,000 shares and 125,000 shares of common stock received from warrant exercise by the holder on September 19, 2017 and January 27, 2018, respectively.

(8)	The share number includes 140,000 shares and 125,000 shares of common stock received from warrant exercise by the holder on September 19, 2017 and December 1, 2017, respectively.

(9)	The share number includes shares of common stock received from warrant exercise by the holder on January 20, 2017.

(10)	The person having voting, dispositive or investment powers over RealTrust IRA Alternatives, LLC fbo Ronald P. Rech ROTH IRA is Ron Rech. The share number includes 100,000 shares of common stock received from warrant exercise by the holder on March 8, 2018.

(11)	The share number includes shares of common stock received from warrant exercise by the holder on December 22, 2016.

PLAN OF DISTRIBUTION

The selling stockholders, which term as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, provided, however, we will receive proceeds from the exercise of the warrants held by certain investors.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents, or their affiliates, that participate in the sale of the common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We received approval from the OTCQB Market to trade our common stock under the ticker symbol of “GRWG” as of October 19, 2016, and commenced trading on November 11, 2016. On October 10, 2017, our common stock started trading on OTCQX Best Market. There is currently limited trading volume for our common stock.

Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of the date of this prospectus, there are 118 record holders of our common stock.

LEGAL MATTERS

Robinson & Cole, LLP, 1055 Washington Boulevard, Stamford, CT 06901 has acted as our counsel in connection with the preparation of this prospectus. The  law firm of Andrew I. Telsey, P.C., 12835 E. Arapahoe Road, Suite I-803, Centennial, CO 80112 has acted as our special counsel in connection with the issuance of an opinion relating to the validity of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements of GrowGeneration Corp. appearing in this prospectus and related registration statement have been audited by Connolly Grady & Cha, LLP, an independent registered public accounting firm, as set forth in their report thereon and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Colorado law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Contemporaneously with the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1) Current Report on Form 8-K, filed with the SEC on May 9, 2018;

(2) Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2018;

(3) Current Report on Form 8-K, filed with the SEC on May 17, 2018;

(4) Current Report on Form 8-K, filed with the SEC on July 16, 2018;

(5) Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2018;

(6) Current Report on Form 8-K, filed with the SEC on August 14, 2018;

(7) Current Report on Form 8-K, filed with the SEC on August 28, 2018;

(8) Current Report on Form 8-K, filed with the SEC on September 11, 2018;

(9) Current Report on Form 8-K, filed with the SEC on September 20, 2018;

(10) Amendment to Current Report on Form 8-K, filed with the SEC on September 27, 2018;

(11) Current Report on Form 8-K, filed with the SEC on October 16, 2018;

(12) Current Report on Form 8-K, filed with the SEC on October 23, 2018;

(13) Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2018;

(14) Current Report on Form 8-K, filed with the SEC on December 12, 2018;

(15) Current Report on Form 8-K, filed with the SEC on February 4, 2019;

(16) Current Report on Form 8-K, filed with the SEC on February 12, 2019;

(17) Annual Report on Form 10-K for year ended December 31, 2018, filed with the SEC on April 1, 2019;

(18) Current Report on Form 8-K, filed with the SEC on May 3, 2019;

(19) Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 7, 2019;

(20) Current Report on Form 8-K, filed with the SEC on May 14, 2019;

(21) Current Report on Form 8-K, filed with the SEC on May 16, 2019;

(22) Current Report on Form 8-K, filed with the SEC on June 26, 2019;

(23) Current Report on Form 8-K, filed with the SEC on July 1, 2019;

(24) Current Report on Form 8-K, filed with the SEC on July 10, 2019;

(25) Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed with the SEC on August 8, 2019;

(26) Current Report on Form 8-K, filed with the SEC on August 8, 2019;

(27) Current Report on Form 8-K, filed with the SEC on September 3, 2019; and

(28) Current Report on Form 8-K, filed with the SEC on September 5, 2019.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$17,859,472	$14,639,981
Accounts receivable, net of allowance for doubtful accounts of $119,237 at June 30, 2019 and $133,288 at December 31, 2018	1,420,233	862,397
Inventory	15,128,955	8,869,469
Prepaid expenses and other current assets	1,581,140	606,037
Total current assets	35,989,800	24,977,884

Property and equipment, net	2,832,581	1,820,821
Operating leases right-of-use assets, net	5,461,196	-
Intangible assets, net	226,205	114,155
Goodwill	14,725,115	8,752,909
Other assets	318,355	227,205
TOTAL ASSETS	$59,553,252	$35,892,974

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,865,955	$1,819,411
Other accrued liabilities	36,247	40,151
Payroll and payroll tax liabilities	673,939	410,345
Customer deposits	436,315	516,038
Sales tax payable	425,792	191,958
Current maturities of operating leases right-of-use assets	1,550,349	-
Current maturities of long-term debt	294,712	436,813
Total current liabilities	6,283,309	3,414,716

Long-term convertible debt, net of debt discount and debt issuance costs	2,096,992	2,044,113
Operating leases right-of-use assets, net of current maturities	3,993,403	-
Long-term debt, net of current maturities	288,872	375,626
Total liabilities	12,662,576	5,834,455

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 34,834,911 and 27,948,609 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	34,834	27,949
Additional paid-in capital	54,330,413	38,796,562
Accumulated deficit	(7,474,571)	(8,765,992)
Total stockholders’ equity	46,890,676	30,058,519
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,553,252	$35,892,974

See Notes to the Unaudited Consolidated Financial Statements.

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended September 30,
	2019	2018	2019	2018

Sales	$19,483,383	$7,152,299	$32,570,605	$11,534,558
Cost of sales	13,663,173	5,423,069	23,063,764	8,614,719
Gross profit	5,820,210	1,729,230	9,506,841	2,919,839
Operating expenses:
Store operations	2,734,788	1,148,952	4,616,326	2,029,848
General and administrative	549,129	399,130	1,124,313	762,873
Share based compensation	390,898	337,148	522,243	553,348
Depreciation and amortization	150,842	70,899	291,132	126,994
Salaries and related expenses	820,842	395,078	1,429,106	726,810
Total operating expenses	4,646,499	2,351,207	7,983,120	4,199,873

Income (loss) from operations	1,173,711	(621,977)	1,523,721	(1,280,034)

Other income (expense):
Interest expense	(3,161)	(11,312)	(8,690)	(19,330)
Interest income	15,433	14,038	34,283	29,627
Other income (loss)	(6,833)	(5,866)	(15,797)	8,444
Amortization of debt discount	(117,150)	(304,842)	(242,096)	(622,096)
Total non-operating expense, net	(111,711)	(307,982)	(232,300)	(603,355)

Net income (loss)	$1,062,000	$(929,959)	$1,291,421	$(1,883,389)

Net income (loss) per shares, basic	$.04	$(.04)	$.04	$(.09)
Net income (loss) per shares, diluted	$.03	$(.04)	$.04	$(.09)

Weighted average shares outstanding, basic	30,326,304	21,901,093	29,389,636	20,230,146
Weighted average shares outstanding, diluted	36,311,850	21,901,093	35,375,182	20,230,146

See Notes to the Unaudited Consolidated Financial Statements.

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$1,291,421	$(1,883,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	291,132	126,993
Amortization of debt discount	242,096	622,096
Stock-based compensation expense	522,243	533,348
Noncash operating lease expense	82,556	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(557,836)	(300,741)
Inventory	(3,076,386)	(3,503,677)
Prepaid expenses and other assets	(1,080,372)	16,507
Increase (decrease) in:
Accounts payable and accrued liabilities	1,042,640	622,286
Payroll and payroll tax liabilities	227,893	23,832
Customer deposits	(79,723)	57,258
Sales tax payable	233,834	144,660
Net cash used in operating activities	(860,502)	(3,520,827)
Cash flows from investing activities:
Assets acquired in business combinations	(7,631,775)	-
Purchase of furniture and equipment	(1,052,892)	(222,367)
Purchase of intangibles	(112,050)	(859,887)
Net cash used in investing activities	(8,796,717)	(1,082,254)
Cash flows from financing activities:
Principal payments on long term debt	(228,855)	(134,432)
Proceeds from issuance of convertible debt, net of expenses	-	8,912,765
Proceeds from the sale of common stock and exercise of warrants, net of expenses	13,105,214	12,042,822
Net cash provided by financing activities	12,876,359	20,821,074
Net increase in cash	3,219,491	16,218,074
Cash at the beginning of period	14,639,981	1,215,265
Cash at the end of period	$17,859,472	$17,433,339

Supplemental disclosures of non-cash financing activities:
Cash paid for interest	$8,690	$19,330
Common stock issued for accrued payroll	$210,200	$108,420
Common stock issued for prepaid services	$96,000	$45,000
Debt converted to equity	$189,217	$779,320
Warrants issued for debt discount	$-	$4,239,000
Acquisition of vehicles with debt financing	$-	$56,174
Assets acquired by issuance of common stock	$1,809,631	$1,390,550
Acquisition of assets with seller financing	$-	$564,000
Right to use assets acquired under operating leases	$5,543,752	$-

See Notes to the Unaudited Consolidated Financial Statements.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

1.	NATURE OF OPERATIONS

GrowGeneration Corp (the “Company”) was incorporated on March 6, 2014 in Colorado under the name of Easylife Corp and changed its name to GrowGeneration Corp. It maintains its principal office in Denver, Colorado.

GrowGeneration is the largest chain of hydroponic garden centers in North America. Today, the Company owns and operates a chain of twenty three (23) retail hydroponic/gardening stores, with five (5) located in the state of Colorado, five (5) in the state of California, three (3) in the state of Michigan, two (2) in the state of Nevada, one (1) in the state of Washington, two (2) in the State of Oklahoma, one (1) in the state of Rhode Island, one (1) in New Hampshire, three (3) in Maine, and an online e-commerce store, HeavyGardens. Our plan is to acquire, open and operate hydroponic/gardening stores and related businesses throughout the United States and Canada.

The Company engages in its business through its wholly owned subsidiaries, GrowGeneration Pueblo Corp, GrowGeneration California Corp, Grow Generation Nevada Corp, GrowGeneration Washington Corp, GrowGeneration Rhode Island Corp, GrowGeneration Oklahoma Corp, GrowGeneration Canada, GrowGeneration HG Corp, GrowGeneration Hemp Corp, GGen Distribution Corp, GrowGeneration Michigan Corp, GrowGeneration New England Corp and GrowGeneration Management Corp.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The financial statements are prepared under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 105-10, Generally Accepted Accounting Principles, in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Basis of Presentation - Unaudited Interim Financial Information

The accompanying interim condensed consolidated financial statements are unaudited. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all of the normal recurring adjustments necessary to present fairly the financial position and results of operations as of and for the periods presented. The interim results are not necessarily indicative of the results to be expected for the full year or any future period.

Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company believes that the disclosures are adequate to make the interim information presented not misleading. These consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K filed on April 1, 2019 for the years ended December 31, 2018 and 2017.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported consolidated net income (loss).

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Leases

We assess whether an arrangement is a lease at inception. Leases with an initial term of 12 months or less are not recorded on the balance sheet. We have elected the practical expedient to not separate lease and non-lease components for all assets. Operating lease assets and operating lease liabilities are calculated based on the present value of the future minimum lease payments over the lease term at the lease start date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease start date in determining the present value of future payments. The operating lease asset is increased by any lease payments made at or before the lease start date and reduced by lease incentives and initial direct costs incurred. The lease term includes options to renew or terminate the lease when it is reasonably certain that we will exercise that option. The exercise of lease renewal options is at our sole discretion. The depreciable life of lease assets and leasehold improvements are limited by the lease term. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Segment Reporting

Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis. Accordingly, the various products sold are aggregated into one reportable operating segment as under guidance in the FASB ASC Topic 280 for segment reporting.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

Income Taxes

The Company accounts for income taxes in accordance with FASB ACS 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences related principally to depreciation of property and equipment, reserve for obsolete inventory and bad debt. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB ACS 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. The Company’s tax returns are subject to tax examinations by U.S. federal and state authorities until respective statute of limitation. Currently, the 2018, 2017 and 2016 tax years are open and subject to examination by taxing authorities. However, the Company is not currently under audit nor has the Company been contacted by any of the taxing authorities. The Company does not have any accrual for uncertain tax positions as of June 30, 2019. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

3.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

During the first quarter of 2019, the Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2016-02, Leases (ASC 842), which introduces the balance sheet recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. The Company has adopted the new lease standard using the new transition option issued under the amendments in ASU 2018-11, Leases, which allowed the Company to continue to apply the legacy guidance in Accounting Standards Codification (ASC) 840, Leases, in the comparative periods presented in the year of adoption. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to carry forward the historical lease classification. The Company made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet. The Company will recognize those lease payments on a straight-line basis over the lease term. The impact of the adoption was an increase to the Company’s operating lease assets and liabilities on January 1, 2019 of $3.2 million.

On January 1, 2019, the Company also adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting.” ASU 2018-07 more closely aligns the accounting for employee and nonemployee share-based payments. The amendment is effective commencing in 2019 with early adoption permitted. The adoption of this new guidance did not have a material impact on our Financial Statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk will be recognized separately in other comprehensive income. Additionally, the ASU 2016-01 changes the disclosure requirements for financial instruments. The new standard will be effective for the Company starting in the first quarter of fiscal 2019. The adoption of this standard on January 1, 2019 did not have any effect on the consolidated financial statements and footnote disclosure.

On August 28, 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging,” which better aligns risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments expand and refine hedge accounting for both nonfinancial and financial risk components and in some situations better align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The new standard will be effective for the Company as of January 1, 2019. The adoption of this new standard on January 1, 2019 did not have any impact on our consolidated financial statements and footnote disclosures.

Recently Issued Accounting Pronouncements – Pending Adoption

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets and certain other instruments. For trade receivables and other instruments, entities will be required to use a new forward-looking expected loss model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. This guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those years, with early adoption permitted only as of annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

3.	RECENT ACCOUNTING PRONOUNCEMENTS, continued

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The new guidance modifies the disclosure requirements on fair value measurements in Topic 820. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not anticipate that the adoption of ASU 2018-13 will have a material impact on the Company’s consolidated financial statements or related financial statement disclosures.

4.	PROPERTY AND EQUIPMENT

	June 30, 2019	December 31, 2018
Vehicles	$570,636	$535,857
Leasehold improvements	647,095	441,725
Furniture, fixtures and equipment	2,486,139	1,417,061
	3,703,870	2,394,643
(Accumulated depreciation)	(871,289)	(573,822)
Property and Equipment, net	$2,832,581	$1,820,821

Depreciation expense for the three months ended June 30, 2019 and 2018 was $150,842 and $70,619, respectively and depreciation expense for the six months ended June 30, 2019 and 2018 was $291,132 and $126,433, respectively.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

5.	LONG-TERM DEBT

	June 30,	December 31,
	2019	2018
Long term debt is as follows:
Hitachi Capital, interest at 8.0% per annum, payable in monthly installments of $631.13 beginning September 2015 through August 2019, secured by delivery equipment with a book value of $24,910	$1,250	$3,211

Wells Fargo Equipment Finance, interest at 3.5% per annum, payable in monthly installments of $518.96 beginning April 2016 through March 2021, secured by warehouse equipment with a book value of $25,437	10,068	12,976

Notes payable issued in connection with seller financing of assets acquired, interest at 1%, payable in 24 installments of $24,996, due February 2020	200,000	350,000

Notes payable issued in connection with seller financing of assets acquired, interest at 1%, payable in 12 installments of $6,003, due September 2019	12,000	54,000

Notes payable issued in connection with seller financing of assets acquired, interest at 8.125%, payable in 60 installments of $8,440, due August 2023	360,266	392,252
	$583,584	$812,439
Less Current Maturities	(294,712)	(436,813)
Total Long-Term Debt	$288,872	$375,626

Interest expense for the three months ended June 30, 2019 and 2018 was $3,161 and $11,312, respectively and Interest expense for the six months ended June 30, 2019 and 2018 was $8,690 and $19,330, respectively.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

6.	LEASES

We determine if a contract contains a lease at inception. Our material operating leases consist of retail and warehouse locations as well as office space. Our leases generally have remaining terms of 1- 5 years, most of which include options to extend the leases for additional 3-5 year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods.

Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the maturities of the leases. Our leases typically contain rent escalations over the lease term. We recognize expense for these leases on a straight-line basis over the lease term.

We elected this expedient to account for lease and non-lease components as a single component for our entire population of operating lease assets.

We have elected the short-term lease recognition exemption for all applicable classes of underlying assets. Short-term disclosures include only those leases with a term greater than one month and 12 months or less, and expense is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that we are reasonably certain to exercise, are not recorded on the balance sheet.

June 30,
2019
Right to use assets, operating lease assets	$5,461,196

Current lease liability	$1,550,349
Non-current lease liability	3,993,403
$5,543,752

June 30,
2019
Weighted average remaining lease term	3.75 years
Weighted average discount rate	7.6%

Operating lease assets obtained for operating lease liabilities	$3,050,164

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

6.	LEASES, continued

Maturities of lease liabilities
2019	$942,200
2020	1,839,700
2021	1,775,300
2022	1,270,700
2023	774,300
2024	61,900
Total lease payments	6,664,100
Less: Imputed interest	(1,120,348)
Lease Liability June 30, 2019	$5,543,752

7.	CONVERTIBLE DEBT

On January 12, 2018, the Company completed a private placement of a total of 36 units of the Company’s securities at the price of $250,000 per unit pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act. Each Unit consisted of (i) a .1% unsecured convertible promissory note of the principal amount of $250,000, and (ii) a 3-year warrant entitling the holder to purchase 37,500 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), at a price of $.01 per share or through cashless exercise.

The convertible debt has a maturity date of January 12, 2021 and the principal balance and any accrued interest is convertible by the holder at any time into Common Stock of the Company at conversion price of $3.00 a share. Principal due and interest accrued on the notes will automatically convert into shares of Common Stock, at the conversion price, if at any time during the term of the notes, commencing twelve (12) months from the date of issuance, the Common Stock trades minimum daily volume of at least 50,000 shares for twenty (20) consecutive days with a volume weighted average price of at least $4.00 per share.

In relation to this transaction, the Company recorded a debt discount of $4,239,000 related to the fair market value of warrants issued as noted above. The debt discount, which was based on an imputed interest rate, is being amortized on a straight-line basis over the life of the convertible debt.

During the six months ended June 30, 2019 and 2018, convertible debt and accrued interest of $250,356 and $1,425,003, net of unamortized debt discount of $60,783 and $586,804, respectively, were converted into 83,451 and 475,001 shares of common stock, respectively, at the conversion rate of $3.00 per share.

During the six months ended June 30, 2019 and 2018, 172,500 and 532,500 warrants issued in connection with the convertible debt were exercised, resulting in the issuance of 172,500 and 532,500, shares of common stock, respectively.

	June 30,	December 31,
	2019	2018
Convertible debt	$2,825,000	$3,075,000
Remaining unamortized debt discount and debt issue costs	(728,008)	(1,030,887)
Convertible debt, net of debt discount and debt issue costs	$2,096,992	$2,044,113

Amortization of debt discount for the three months ended June 30, 2019 and 2018 was $117,150 and $304,842, respectively and amortization of debt discount for the six months ended June 30, 2019 and 2018 was $242,096 and $622,096, respectively.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

8.	SHARE BASED PAYMENTS AND STOCK OPTIONS

The Company accounts for share-based payments through the measurement and recognition of compensation expense for share-based payment awards made to employees and directors of the Company, including stock options and restricted shares.

The following table presents share-based payment expense and new shares issued for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total non-cash share-based compensation	$390,898	$337,148	$522,243	$553,348

On March 6, 2014, the Company’s Board of Directors (the “Board”) and majority stockholders approved the 2014 Equity Incentive Plan (the “2014 Plan”) pursuant to which the Company may grant incentive and non-statutory options to employees, nonemployee members of the Board, consultants and other independent advisors who provide services to the Company. The maximum shares of Common Stock which may be issued over the term of the 2014 Plan shall not exceed 2,500,000 shares. Awards under the 2014 Plan are made by the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to a ten-percent stockholder which is required to be issued at a price not less than 110% of the fair market value on the day of the grant. Each option is exercisable at such time or times, during such period and for such numbers of shares shall be determined by the plan administrator. No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of grant. As of the date of this filing, there are a total of 2,113,834 options issued under the 2014 Plan (of which 1,718,334 options have been exercised and 395,500 remain outstanding), 375,000 shares of Common Stock issued, and 11,166 shares of Common Stock available to be issued.

On January 7, 2018, the Board adopted the 2018 Equity Compensation Plan (the “2018 Plan”) and on April 20, 2018, the shareholders approved the 2018 Plan. The 2018 Plan is administered by the Board. The maximum number of shares of Common Stock which may be issued over the term of the plan shall not exceed 2,500,000 shares. The Board may grant options to purchase shares of Common Stock, stock appreciation rights, restricted stock units, restricted or unrestricted shares of Common Stock, performance shares, performance units, other cash-based awards and other stock-based awards.

The Board may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2018 Plan. No options, stock purchase rights or awards may be made under the 2018 Plan on or after the ten-year anniversary of the adoption of the 2018 Plan by the Board, but the 2018 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2018 Plan. Options granted under the 2018 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Board will determine the exercise price of options granted under the 2018 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of our Common Stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder). No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of grant.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

8.	SHARE BASED PAYMENTS AND STOCK OPTIONS, continued

Options outstanding at June 30, 2019 are as follows:

Options	Shares	Weight - Average Exercise Price	Weighted - Average Remaining Contractual Term	Weighted - Average Grant Date Fair Value
Outstanding at December 31, 2018	1,815,500	$1.66	2.65 years	$.78
Granted	315,000	2.93		$1.91
Exercised	(600,000)	.60		.07
Forfeited or expired
Outstanding at June 30, 2019	1,530,500	$2.33	3.17 years	$1.29
Options vested at June 30, 2019	965,500	$2.17	2.99 years	$1.15

9.	STOCK PURCHASE WARRANTS

A summary of the status of the Company’s outstanding stock purchase warrants as of June 30, 2019 is as follows:

	Warrants	Weighted - Average Exercise Price

Outstanding at December 31, 2018	$3,279,667	$1.94

Issued	2,061,629	3.50
Exercised	(1,250,000)	.35
Forfeited	-
Outstanding at June 30, 2019	4,091,296	$3.21

10.	STOCKHOLDERS’ EQUITY

The Company’s current Certificate of Incorporation authorizes the Company to issued 100,000,000 shares of Common Stock. As of June 30, 2019, there were 34,834,911 shares of Common Stock outstanding.

2019 Equity Transactions

During the six months ended June 30, 2019, the Company issued 4,123,257 shares of Common Stock in connection with the sale of 4,123,257 units in a private placement at $3.10 per unit. Each unit consisted of (i) one share of Common Stock and (ii) one 3-year warrant, each entitling the holder to purchase one half share of Common Stock, at a price of $3.5 per share.

During the six months ended June 30, 2019, the Company issued 1,250,000 shares of Common Stock upon exercise of outstanding common stock warrants at $.35 per share.

During the six months ended June 30, 2019, the Company issued 172,500 shares of Common Stock upon exercise of outstanding convertible debt warrants.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

10.	STOCKHOLDERS’ EQUITY, continued

During the six months ended June 30, 2019, the Company issued 83,451 shares of Common Stock upon conversion of $250,356 in outstanding convertible debt and accrued interest at $3.00 per share.

During the six months ended June 30, 2019, the Company issued 594,553 shares of Common Stock valued at approximately $1.8 million as partial consideration for assets acquired in business combinations.

During the six months ended June 30, 2019, the Company issued 470,044 shares of Common Stock upon the cashless exercise of 600,000 common stock options.

During the six months ended June 30, 2019, the Company issued 100,000 shares of Common Stock, valued at approximately $231,000, for employee bonuses accrued at December 31, 2018.

During the six months ended June 30, 2019, the Company issued 50,000 shares of Common Stock, valued at approximately $96,000, for consulting services.

During the six months ended June 30, 2019, the Company issued 17,500 shares of Common Stock to employees in connection with share-based compensation.

2018 Equity Transactions

During the six months ended June 30, 2018, the Company issued 3,333,333 shares of Common Stock from the sale of Common Stock and warrants.

During the six months ended June 30, 2018, the Company issued 2,209,433 shares of Common Stock from the exercise of warrants.

During the six months ended June 30, 2018, the Company issued 560,000 shares of Common Stock valued at approximately $1,390,550 in connection with assets acquired in business combinations.

During the six months ended June 30, 2018, the Company issued 475,000 shares of Common Stock upon conversion of $1,425,000 of convertible debt at $3.00 per share.

During the six months ended June 30, 2018, the Company issued 118,334 shares of Common Stock upon the exercise of 118,334 options and issued 340,580 shares of Common Stock upon the cashless exercise of 400,000 options.

During the six months ended June 30, 2018, the Company issued 26,000 shares of Common Stock, valued at approximately $108,000, for employee bonuses accrued at December 31, 2017 and issued 45,000 shares to employees in accordance with employment agreements.

During the six months ended June 30, 2018, the Company issued 10,000 shares of Common Stock, valued at approximately $45,000, for consulting services.

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

11.	EARNINGS PER SHARE

Potentially dilutive securities, issued by the Company, were comprised of the following:

	June 30, 2019	June 30, 2018
Stock purchase warrants	4,091,296	3,560,000
Convertible debt warrants	363,750	817,500
Options	1,530,500	2,084,000
Total	5,985,546	6,461,500

The following table sets forth the composition of the weighted average shares (denominator) used in the basic and dilutive earnings per share computation for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income (loss)	$1,062,000	$(929,959)	$1,291,421	$(1,883,389)
Weighted average shares outstanding, basic	30,326,304	21,901,093	29,389,636	20,230,146
Effect of dilutive common stock equivalents	5,985,546	-	5,985,546	-
Adjusted weighted average shares outstanding, dilutive	36,311,850	21,901,093	35,375,182	20,230,146
Basic income (loss) per shares	$.04	$(.04)	$.04	$(.09)
Dilutive income (loss) per share	$.03	$(.04)	$.04	$(.09)

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

June 30, 2019

12.	ACQUISITIONS

The Company accounts for acquisitions in accordance with ASC 805 “Business Combinations.” Assets acquired and liabilities assumed are recorded in the accompanying consolidated balance sheets at their estimated fair values, as of the acquisition date. For all acquisitions, the preliminary allocation of the purchase price was based upon a preliminary valuation, and the Company’s estimates and assumptions are subject to change within the measurement period as valuations are finalized. The Company has not made any adjustments to the preliminary valuations. The table below represents the allocation of the preliminary purchase price to the acquired net assets during the six months ended June 30, 2019.

	Green Life Garden	Chlorophyll	Reno Hydroponics	Palm Springs Hydroponics	Total
Inventory	$1,038,600	$1,441,000	$238,000	$465,500	$3,183,100
Prepaids and other current assets	14,100	22,000	-		36,100
Furniture and equipment	100,000	100,000	25,000	25,000	250,000
Goodwill	2,305,900	2,596,100	516,300	554,000	5,972,300
Total	$3,458,600	$4,159,100	$779,300	$1,044,500	$9,441,500

The table below represents the consideration paid for the net assets acquired in business combinations.

	Green Life Garden	Chlorophyll	Reno Hydroponics	Palm Springs Hydroponics	Total
Cash	$2,647,700	$3,659,100	$525,000	$800,000	$7,631,800
Common stock	810,900	500,000	254,300	244,500	1,809,700
Total	$3,458,600	$4,159,100	$779,300	$1,044,500	$9,441,500

The following table discloses the date of the acquisitions noted above and the revenue and earnings included in the consolidated income statement from the date of acquisition to the period ended June 30, 2019.

	Green Life Garden	Chlorophyll	Reno Hydroponics	Palm Springs Hydroponics	Total
Acquisition date	5/14/2019	1/21,2019	2/11/2019	2/7/2019
Revenue	$1,056,200	$3,450,600	$880,400	$1,326,400	$6,713,600
Earnings	$234,700	$613,000	$151,100	$271,600	$1,270,400

The following represents the pro forma consolidated income statement as if the acquisitions had been included in the consolidated results of the Company for the entire period for the six months ended June 30, 2018.

Pro forma consolidated income statement

June 30, 2018
Revenue	$9,873,500
Earnings	$1,073,800

13.	SUBSEQUENT EVENTS

The Company has evaluated events and transaction occurring subsequent to June 30, 2019 up to the date of this filing of these consolidated financial statements. There are no adjustments required from that evaluation.

Subsequent to June 30, 2019, the remaining convertible debt and accrued interest totaling approximately $2.8 million was converted into 943,167 shares of common stock. In addition, 299,965 warrants were exercised resulting in proceeds of approximately $825,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of GrowGeneration Corp and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GrowGeneration Corp and Subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our audits also included evaluation of the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Connelly, Grady & Cha, P.C.

Certified Public Accountants

Springfield, Pennsylvania

March 29, 2019

We have served as the Company’s auditor since 2014

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash	$14,639,981	$1,215,265
Accounts receivable, net of allowance for doubtful accounts of $133,288 and $97,829 at December 31, 2018 and 2017	862,397	653,568
Inventory	8,869,469	4,585,341
Prepaid expenses and other current assets	606,037	711,852
Total current assets	24,977,884	7,166,026

Property and equipment, net	1,820,821	1,259,483
Intangible assets, net	114,155	53,286
Goodwill	8,752,909	592,500
Other assets	227,205	183,113
TOTAL ASSETS	$35,892,974	$9,254,408

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,819,411	$1,067,857
Other accrued liabilities	40,151	70,029
Payroll and payroll tax liabilities	410,345	247,887
Customer deposits	516,038	92,350
Sales tax payable	191,958	73,220
Current portion of long-term debt	436,813	41,707
Total current liabilities	3,414,716	1,593,050

Long-term convertible debt, net of debt discount and debt issuance costs	2,044,113	-
Long-term debt, net of current portion	375,626	82,537
Total liabilities	5,834,455	1,675,587

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 27,948,609 and 16,846,835 shares issued and outstanding as of December 31, 2018 and 2017, respectively	27,949	16,846
Additional paid-in capital	38,796,562	11,254,212
Accumulated deficit	(8,765,992)	(3,692,237)
Total stockholders’ equity	30,058,519	7,578,821
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,892,974	$9,254,408

The accompanying notes are an integral part of these audited consolidated financial statements.

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2018	2017

Sales	$29,000,730	$14,363,886
Cost of sales	22,556,172	11,094,331
Gross profit	6,444,558	3,269,555

Operating expenses:
Store operations	5,202,330	2,963,306
General and administrative	1,603,421	1,022,401
Share based compensation	1,895,219	1,077,932
Depreciation and amortization	351,070	151,561
Salaries and related expenses	1,648,166	904,868
Total operating expenses	10,700,206	6,120,068

Net loss from operations	(4,255,648)	(2,850,513)

Other income (expense):
Gain on settlements	-	322,058
Other income	115,875	1,633
Other expense	-	(421)
Interest income	79,184	-
Interest expense	(23,565)	(15,339)
Amortization of debt discount	(989,601)	-
Total non-operating income (expense), net	(818,107)	307,931

Net loss	$(5,073,755)	$(2,542,582)

Net loss per shares, basic and diluted	$(.22)	$(.18)

Weighted average shares outstanding, basic and diluted	23,492,650	14,510,582

The accompanying notes are an integral part of these audited consolidated financial statements.

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity
Balances, December 31, 2016	11,742,834	$11,743	$4,696,221	$(1,149,655)	$3,558,309

Sale of Common stock and warrants, net of fees	1,825,000	1,825	3,289,740	-	3,291,565

Warrants issued for services	-	-	263,986	-	263,986

Stock option expense	-	-	188,666	-	188,666

Common stock issued upon warrant exercise	2,755,001	2,754	1,925,747	-	1,928,501

Common stock issued upon exercise of options	50,000	50	29,950	-	30,000

Stock issued for services	474,000	474	859,902	-	860,376

Net loss	-	-	-	(2,542,582)	(2,542,582)

Balances, December 31, 2017	16,846,835	$16,846	$11,254,212	$(3,692,237)	$7,578,821

Sale of Common stock and warrants, net of fees	3,333,333	3,333	9,956,544	-	9,959,877

Warrants issued for services	-	-	456,807	-	456,807

Stock option expense	-	-	546,370	-	546,370

Common stock issued upon warrant exercise	3,076,461	3,077	2,590,617	-	2,593,694

Common stock issued upon exercise of options	995,186	995	320,706	-	321,701

Common stock issued in connection with business combinations	1,550,000	1,550	5,303,600	-	5,305,150

Common stock issued upon conversion of convertible debt	2,013,294	2,014	3,619,917	-	3,621,931

Warrants issued with convertible debt	-	-	4,239,000	-	4,239,000

Common stock issued for services	107,500	108	400,395	-	400,503

Common stock issued for accrued share-based compensation	26,000	26	108,394	-	108,420

Net loss				(5,073,755)	(5,073,755)

Balances, December 31, 2018	27,948,609	$27,949	38,796,562	$(8,765,992)	$30,058,519

The accompanying notes are an integral part of theses audited consolidated financial statements.

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(5,073,755)	$(2,542,582)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	351,069	151,561
Provision for doubtful accounts receivable	35,459	50,000
Inventory valuation reserve	153,397	73,648
Amortization of debt discount	989,601
Stock based compensation	1,895,219	1,077,932
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(244,288)	(312,333)
Inventory	(792,575)	(2,084,551)
Prepaid expenses and other assets	(182,616)	(551,718)
Increase (decrease) in:
Accounts payable and accrued liabilities	514,154	494,093
Customer deposits	423,688	40,678
Payroll and payroll tax liabilities	270,878	170,819
Sales taxes payable	118,738	26,278
Net Cash (Used In) Operating Activities	(1,541,031)	(3,406,175)

Cash Flows from Investing Activities:
Assets acquired in business combinations	(5,680,409)	-
Purchase of furniture and equipment	(625,379)	(775,101)
Purchase of goodwill and other intangibles	(61,523)	(403,907
Net Cash (Used In) Investing Activities	(6,367,311)	(1,179,008)

Cash Flows from Financing Activities:
Principal payments on long term debt	(454,979)	(56,259)
Proceeds from issuance of convertible debt, net of expenses	8,912,765
Proceeds from the sales of common stock and exercise of warrants and options, net of expenses	12,875,272	5,250,063
Net Cash Provided by Financing Activities	21,333,058	5,193,804

Net Increase in Cash and Cash Equivalents	13,424,716	608,621

Cash and Cash Equivalents at Beginning of Period	1,215,265	606,644

Cash and Cash Equivalents at End of Period	$14,639,981	$1,215,265

Supplemental Information:
Common stock and warrants issued for prepaid services	45,000	416,886
Acquisition of vehicles with debt financing	56,174	84,968
Insurance premium financing	-	30,366
Interest paid during the period	$23,565	$15,339
Acquisition of assets with seller financing	1,087,000	-

The accompanying notes are an integral part of these audited consolidated financial statements.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

1.	NATURE OF OPERATIONS

GrowGeneration Corp (the “Company”) was incorporated on March 6, 2014 in Colorado under the name of Easylife Corp and changed its name to GrowGeneration Corp. It maintains its principal office in Denver, Colorado.

GrowGeneration Corp is engaged in the business of operating retail hydroponic stores through its wholly owned subsidiaries, GrowGeneration Pueblo Corp, GrowGeneration California Corp, Grow Generation Nevada Corp, GrowGeneration Washington Corp, GrowGeneration Rhode Island Corp, GrowGeneration Oklahoma Corp, GrowGeneration Canada, GrowGeneration HG Corp, GrowGeneration Hemp Corp, GGen Distribution Corp, GrowGeneration Michigan Corp, GrowGeneration New England Corp and GrowGeneration Management Corp.  Incorporated in Colorado in 2014, the Company has grown to currently own and operate, as of the date of this filing, a chain of 21 retail hydroponic/gardening stores, with 5 locations in Colorado, 6 locations in California, 2 location in Nevada, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, and 1 location in Maine. Our primary strategic plan is to grow by acquisition of hydroponic/garden stores throughout the United States and rely on organic growth.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The financial statements are prepared under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 105-10, Generally Accepted Accounting Principles, in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

The consolidated financial statements include the Company and its wholly-owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported consolidated net loss.

Use of Estimates

Management uses estimates and assumptions in preparing these consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

Segment Reporting

Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis. Accordingly, the various products sold are aggregated into one reportable operating segment as under guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC or codification”) Topic 280 for segment reporting.

Revenue Recognition

The Company recognizes revenue, net of estimated returns and sales tax, at the time the customer takes possession of merchandise or receives services. When the Company receives payment from customers before the customer has taken possession of the merchandise or the service has been performed, the amount received is recorded as Deferred Revenue in the accompanying Consolidated Balance Sheets until the sale or service is complete.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Vendor Allowances

Vendor allowances primarily consist of volume rebates that are earned as a result of attaining certain purchase levels. These vendor allowances are accrued as earned, with those allowances received as a result of attaining certain purchase levels accrued over the incentive period based on estimates of purchases.

Volume rebates earned are initially recorded as a reduction in Merchandise Inventories and a subsequent reduction in Cost of Sales when the related product is sold.

Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are carried at fair market value and consist primarily of money market funds.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from balances outstanding at year-end, based on the Company’s assessment of the credit history with customers having outstanding balances and current relationships with them. A reserve for uncollectable receivables is established when collection of amounts due is deemed improbable. Indicators of improbable collection include client bankruptcy, client litigation, client cash flow difficulties or ongoing service or billing disputes. Credit is generally extended on a short-term basis thus receivables do not bear interest. At December 31, 2018 and 2017, the Company established an allowance for doubtful accounts of $133,288 and $97,829, respectively.

Inventory

Inventory consists primarily of gardening supplies and materials and is recorded at the lower of cost (first-in, first-out method) or market. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.

Property and Equipment

Property and equipment are carried at cost. Leasehold Improvements are amortized using the straight-line method over the original term of the lease or the useful life of the improvement, whichever is shorter. Renewals and betterment that materially extend the life of the asset are capitalized. Expenditures for maintenance and repairs are charged against operations. Depreciation of property and equipment is provided on the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Estimated Lives
Vehicle	5 years
Furniture and fixtures	5-7 years
Computers and equipment	3-5 years
Leasehold improvements	10 years

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The fair value of certain of our financial instruments including cash and cash equivalents, accounts receivable, prepaid assets, employee advances, accounts payable, customer deposits, payroll and payroll tax liabilities, sales tax payable and notes payable approximate their carrying amounts because of the short-term maturity of these instruments.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to depreciation of property and equipment, reserve for obsolete inventory and bad debt. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB ASC 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. The Company’s tax returns are subject to tax examinations by U.S. federal and state authorities until respective statute of limitation. Currently, the 2017, 2016, and 2015 tax years are open and subject to examination by taxing authorities. However, the Company is not currently under audit nor has the Company been contacted by any of the taxing authorities. The Company does not have any accruals for uncertain tax positions as of December 31, 2018. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

Advertising

The Company expenses advertising and promotional costs when incurred. Advertising and promotional expenses for the years ended December 31, 2018 and 2017 amounted to $269,550 and $264,632, respectively.

Concentration of Risk

Financial instruments that potentially expose us to concentrations of risk consist primarily of cash and cash equivalents and accounts receivable, which are generally not collateralized. Our policy is to place our cash and cash equivalents with high quality financial institutions, in order to limit the amount of credit exposure. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC), up to $250,000. At December 31, 2018 and 2017, the Company had $12,962,958 and $750,141, respectively, in excess of the FDIC insurance limit. The Company generally does not require collateral from its customers, but its credit extension and collection policies include analyzing the financial condition of potential customers, establishing credit limits, monitoring payments, and aggressively pursuing delinquent accounts. The Company maintains allowance for potential credit losses.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Goodwill represents the excess of purchase price over the fair value of net assets. The Company accounts for goodwill in accordance with the provisions of FASB Accounting Standards Update (ASU) 2014-02, Intangibles – Goodwill and Other (Topic 350) Accounting for Goodwill. In accordance with FASB ASC Topic 350 for Intangibles – Goodwill and Other, goodwill is not amortized but is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The Company’s review for impairment includes an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its´ carrying value, including goodwill. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its´ carrying value, including goodwill, the first step of the two-step quantitative goodwill impairment test is performed, which compares the fair value of the reporting unit with its´ carrying amounts, including goodwill. If the fair value of the reporting unit exceeds its´ carrying amount, goodwill of the reporting unit is considered not impaired. However, if the carrying amount of the reporting unit exceeds its fair value, additional procedures must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

Earnings (Loss) Per Share

The Company computes net earnings (loss) per share under Accounting Standards Codification subtopic 260-10, “Earnings Per Share” (“ASC 260-10”). Basic earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Stock Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The fair value of stock options granted is recognized as an expense over the requisite service period. Stock-based compensation expense for all share-based payment awards are recognized using the straight-line single-option method.

The Black-Scholes option pricing model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the expected life of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company’s stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

3.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”) – Classification of Certain Cash Receipts and Cash Payments. This ASU is intended to clarify the presentation of cash receipts and payments in specific situations. The amendments in this update were effective for financial statements issued for annual periods that began after December 15, 2017, including interim periods within those annual periods, and early application was permitted. An entity should apply ASU 2016-15 using a retrospective transition method to each period presented. We adopted ASU 2016-15 beginning in fiscal 2018. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”) – Restricted Cash, which outlines that a statement of cash flows explains the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 was effective for public business entities for annual periods, including interim periods within those annual periods, that began after December 15, 2017, and early application was permitted. An entity should apply ASU 2016-18 using a retrospective transition method to each period presented. We adopted ASU 2016-18 beginning in fiscal 2018. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718) (“ASU 2017-09”) – Scope of Modification Accounting, which provides clarity and reduces complexity when an entity has changes to the terms or conditions of a share-based payment award, and when an entity should apply modification accounting. The amendments in this update are effective for financial statements issued for annual periods that began after December 15, 2017, including interim periods within those annual periods, and early adoption was permitted for interim or annual periods. The amendments in ASU 2017-09 should be applied prospectively to awards modified on or after the adoption date. We adopted ASU 2017-09 beginning in fiscal 2018. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

Recently Issued Accounting Pronouncements – Pending Adoption

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities , which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk will be recognized separately in other comprehensive income. Additionally, the ASU 2016-01 changes the disclosure requirements for financial instruments. The new standard will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted for certain provisions. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt certain provisions early.

In January 2017, the FASB issued ASU 2017-04 simplifying the accounting for goodwill impairment for all entities. The new guidance eliminates the requirement to calculate the implied fair value of goodwill (Step 2 of the current two-step goodwill impairment test under ASC 350). Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 of the current two-step goodwill impairment test). The ASU is effective prospectively for reporting periods beginning after December 15, 2019, with early adoption permitted for annual and interim goodwill impairment testing dates after January 1, 2017. We are currently evaluating the impact of the new guidance on our goodwill impairment testing process and consolidated financial statements.

On August 28, 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging,” which better aligns risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments expand and refine hedge accounting for both nonfinancial and financial risk components and in some situations better align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The new standard will be effective for the Company as of January 1, 2019. Early adoption is permitted. We do not believe the adoption of this new standard will have any impact on our consolidated financial statements and footnote disclosures.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

3.	RECENT ACCOUNTING PRONOUNCEMENTS, continued

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which, among other things, requires an entity to recognize a right-of-use asset and a lease liability on the balance sheet for all leases, including operating leases, with a term greater than twelve months. Expanded disclosures with additional qualitative and quantitative information will also be required. ASU 2016-02 and its amendments are effective for interim and annual reporting periods beginning after December 15, 2018 and early adoption is permitted. In July 2018, the FASB issued amendments in ASU 2018-11, which provide a transition election to not restate comparative periods for the effects of applying the new standard. This transition election permits entities to change the date of initial application to the beginning of the year of adoption and to recognize the effects of applying the new standard as a cumulative-effect adjustment to the opening balance of retained earnings. The Company has elected this transition approach and will recognize the cumulative impact of adoption in the opening balance of retained earnings as of January 1, 2019.

4.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2018 and 2017 consists of the following:

	December 31,
	2018	2017
Vehicle	$535,857	$243,264
Leasehold improvements	441,725	181,724
Furniture, fixtures and equipment	1,417,061	1,057,902
	2,394,643	1,482,890
Accumulated depreciation	(573,822)	(223,407

Property and equipment, net	$1,820,821	$1,259,483

Depreciation expense was $350,415 and $150,440 for the years ended December 31, 2018 and 2017, respectively.

5.	INCOME TAXES

The Company and subsidiaries file a consolidated federal income tax return. The Company’s consolidated provision for income taxes for the years ended December 31, 2018 and 2017 consists of the following:

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017
Income Tax Expense (benefit)
Current federal tax expense
Federal	$-0-	$-0-
State	-0-	-0-
Deferred tax (benefit)
Federal	$-0-	$-0-
State	-0-	-0-
Total	$-0-	$-0-

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

5.	INCOME TAXES, continued

A summary of deferred tax assets and liabilities as of December 31, 2018 and 2017 is as follows:

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017
Deferred tax assets:
Net operating losses	2,165,100	1,259,000
Share based compensation	663,300	273,500
Amortization of debt discount	346,400	-
Reserve for inventory obsolescence	$53,700	$41,700
Reserve for bad debt	12,400	34,200
Less valuation allowance	(2,882,900)	(1,398,400)

Total Deferred Tax Asset	$358,000	$210,000

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017
Deferred tax liabilities:
Accumulated depreciation and amortization	$(358,000)	$(210,000)
Total deferred tax liabilities	(358,000)	(210,000)

NET DEFERRED TAX	$-0-	$-0-

As of December 31, 2018, the Company had approximately $6.2 million of operating loss carryforwards, which results in a Federal and State deferred tax asset of approximately $2.2 million, expiring in 2035 through 2039.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth.

On the basis of this evaluation, as of December 31, 2018, a valuation allowance of approximately $2.9 million has been recorded to record only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

6.	LONG-TERM DEBT

	December 31,
	2018	2017
Long term debt is as follows:
Chrysler Capital, interest ranging from 9.8% and 10.9% per annum, payable in monthly installments of $3,070 beginning May 2017 through May 2023, secured by vehicles with a book value of $205,000	$-	$79,479

Hitachi Capital, interest at 8.0% per annum, payable in monthly installments of $631.13 beginning September 2015 through August 2019, secured by delivery equipment with a book value of $24,910	3,211	11,781

Wells Fargo Equipment Finance, interest at 3.5% per annum, payable in monthly installments of $518.96 beginning April 2016 through March 2021, secured by warehouse equipment with a book value of $25,437	12,976	18,641

RMT Equipment, interest at 10.9% per annum, payable in monthly installments of $1,154.79 beginning June 2016 through October 2018, secured by delivery equipment with a book value of $31,130	-	10,916

Note payable insurance premium financing, interest at 4.74% per annum, payable in 10 installments of $3,441, due January 2018	-	3,427

Notes payable issued in connection with seller financing of assets acquired, interest at 1%, payable in 24 installments of $24,996, due February 2020	350,000	-

Notes payable issued in connection with seller financing of assets acquired, interest at 1%, payable in 12 installments of $6,003, due September 2019	54,000	-

Notes payable issued in connection with seller financing of assets acquired, interest at 8.125%, payable in 60 installments of $8,440, due August 2023	392,252
	$812,439	$124,244
Less Current Maturities	(436,813)	(41,707)
Total Long-Term Debt	$375,626	$82,537

Debt maturities as of December 31, 2018 are as follows:
2019	436,816
2020	134,200
2021	85,748
2022	91,860
2023	63,816
$812,439

Interest expense for the years ended December 31, 2018 and 2017 was $23,565 and $15,339, respectively.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

7.	CONVERTIBLE DEBT

On January 12, 2018, the Company completed a private placement of a total of 36 units of the Company’s securities at the price of $250,000 per unit pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. Each unit consisted of (i) a .1% unsecured convertible promissory note of the principal amount of $250,000, and (ii) a 3-year warrant entitling the holder to purchase 37,500 shares of the Company’s common stock, par value $.001 per share, at a price of $.01 per share or through cashless exercise.

The convertible debt has a maturity date of January 12, 2021 and the principal balance and any accrued interest is convertible by the holder at any time into Common Stock of the Company at conversion price of $3.00 a share.  Principal due and interest accrued on the notes will automatically convert into shares of Common Stock, at the conversion price, if at any time during the term of the notes, commencing twelve (12) months from the date of issuance, the Common Stock trades minimum daily volume of at least 50,000 shares for twenty (20) consecutive days with a volume weighted average price of at least $4.00 per share.

In relation to this transaction, the Company recorded a debt discount of $4,239,000 related to the fair market value of warrants issued as noted above. The debt discount, which was based on an imputed interest rate, is being amortized on a straight-line basis over the life of the convertible debt.

During the year ended December 31, 2018, convertible debt and accrued interest of $5,927,677, net of unamortized debt discount of $2,305,746, was converted into 2,013,294 shares of common stock at the conversion rate of $3.00 per share.

	December 31,
	2018	2017
Convertible debt	$3,075,000	-
Remaining unamortized debt discount and debt issue costs	(1,030,887)	-
Convertible debt, net of debt discount and debt issue costs	$2,044,113	-

Amortization of debt discount for the year ended December 31, 2018 was $998,601. There was no amortization of debt discount in 2017.

At December 31, 2018 there were 536,250 warrants outstanding related to the issuance of convertible debt.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

8.	SHARE BASED PAYMENTS AND STOCK OPTIONS

On March 6, 2014, the Company’s Board of Directors (the “Board”) approved the 2014 Equity Incentive Plan (“2014 Plan) pursuant to which the Company may grant incentive, non-statutory options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock or cash awards to employees, nonemployee members of our Board, consultants and other independent advisors who provide services to the Company. The maximum shares of common stock which may be issued over the term of the plan shall not exceed 2,500,000 shares. Awards under this plan are made by the Board or a committee designated by the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to holders of 10% or more of the Company’s common stock which is required to be issued at a price not less than 110% of the fair market value on the day of the grant. Each option is exercisable at such time or times, during such period and for such numbers of shares shall be determined by the plan administrator. No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a 10% stockholder) from the date of grant.

On January 7, 2018, the Board adopted the 2018 Equity Incentive Plan (the “2018 Plan”) and on April 20, 2018, the shareholders approved the 2018 Plan. The 2018 Plan will be administered by the Board. The Board may grant options to purchase shares of Common Stock, stock appreciation rights, restricted stock units, restricted or unrestricted shares of Common Stock, performance shares, performance units, other cash-based awards and other stock-based awards. The Board also has broad authority to determine the terms and conditions of each option or other kind of equity award, adopt, amend and rescind rules and regulations for the administration of the 2018 Plan and amend or modify outstanding options, grants and awards.

No options, stock purchase rights or awards may be made under the 2018 Plan on or after the ten-year anniversary of the adoption of the 2018 Plan by the Board, but the 2018 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2018 Plan. The maximum shares of Common Stock which may be issued over the term of the plan shall not exceed 2,500,000 shares. Options granted under the 2018 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Board will determine the exercise price of options granted under the 2018 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of our Common Stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder). No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a 10% stockholder) from the date of grant.

Awards issued under the 2014 Plan as of December 31, 2018 are summarized below:

2018
Total Shares available for issuance pursuant to the 2014 Plan	2,500,000
Options outstanding, December 31 2018	(995,500)
Total options exercised under 2014 Plan	(1,118,333)
Total shares issued pursuant to the 2014 Plan	(375,000)
Awards available for issuance under the 2014 Plan, December 31, 2018	11,167

Awards issued under the 2018 Plan as of December 31, 2018 are summarized below:

2018
Total Shares available for issuance pursuant to the 2018 Plan	2,500,000
Options outstanding, December 31 2018	(281,500)
Total options exercised under 2018 Plan	-
Total shares issued pursuant to the 2018 Plan	(9,500)
Awards available for issuance under the 2018 Plan, December 31, 2018	2,209,000

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

8.	SHARE BASED PAYMENTS AND STOCK OPTIONS, continued

	2018	2017
Expected volatility	72.91%-90.81%	73.28% -96.92%
Expected dividends	None	None
Expected term	2.5 years	2.5 years
Risk-free rate	1.64%	1.64%-1.70%

The table below summarizes all the options granted by the Company during years ended December 31, 2017 and 2018:

Options	Shares	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Term	Weighted- Average Grant Date Fair Value

Outstanding at January 1, 2017	1,862,000	$.62
Granted	845,000	$1.80		$.83
Exercised	(50,000)	$.60		$.07
Forfeited or expired	(35,000)	$.60		$.07
Outstanding at December 31, 2017	2,622,000	$.99	2.35 years	$.32
Vested and exercisable at December 31 2017	2,057,332	$.77	1.73 years

Outstanding at January 1, 2018	2,622,000	$.99		$.32
Granted	386,500	$3.21		$1.91
Exercised	(1,068,333)	$.67		$.12
Forfeited or expired	(124,667)	$.76		$.16
Outstanding at December 31, 2018	1,815,500	$1.66	2.65 years	$.78
Vested and exercisable at December 31, 2018	1,393,831	$1.39	2.22 years

Share-based payment expense to officers, directors and employees and the years ended December 31, 2018 and 2017 was approximately $901,900 and $730,500, respectively.

Expense related to issuance of shares, options and warrants to consultants for the years ended December 31, 2018 and 2017 was approximately $501,800 and $347,500, respectively.

9.	STOCK PURCHASE WARRANTS

A summary of the status of the Company’s outstanding stock warrants as of December 31, 2018 is as follows:

		Weighted Average
		Exercise Price
Outstanding January 1, 2017	3,885,729	$.70
Granted/issued	2,475,000	2.55
Exercised	(2,755,001)	.70
Forfeited	-
Outstanding December 31, 2017	3,605,728	$1.84
Granted/issued	1,916,500	$1.01
Exercised	(2,242,728)	$1.16
Forfeited	-
Outstanding December 31, 2018	3,279,500	$1.94

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

10.	STOCKHOLDERS’ EQUITY

Common Stock

The Company’s current Certificate of Incorporation authorizes it to issue 100,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2018, and 2017, there were 27,948,609 and 16,846,835 shares of common stock issued and outstanding, respectively.

2018

During the year ended December 31, 2018, the Company sold 3,333,333 shares of common stock for net proceeds of $9,959,877.

During the year ended December 31, 2018, the Company issued 3,076,461 shares of common stock upon exercise of 3,056,478 warrants resulting in proceeds to the Company of $2,593,694.

During the year ended December 31, 2018, the Company issued 995,186 shares of common stock upon exercise of 1,068,333 options resulting in proceeds to the Company of $321,701.

During the year ended December 31, 2018, the Company issued 2,013,294 shares of common stock upon conversion of convertible debt and accrued interest. (See Note 7)

During the year ended December 31, 2018, the Company issued 1,550,000 shares of common stock in connection with business combinations. (See Note 14)

During the year ended December 31, 2018, the Company issued 123,500 shares of common stock to employees valued at $463,922 and issued 10,000 shares of common stock to consultants valued at $45,001.

2017

During the year ended December 31, 2017, the Company sold 1,825,000 shares of common stock for net proceeds of $3,291,565.

During the year ended December 31, 2017, the Company issued 2,755,001 shares of common stock upon exercise of 2,755,001 warrants resulting in proceeds to the Company of $1,928,501.

During the year ended December 31, 2017, the Company issued 50,000 shares of common stock upon exercise of 50,000 options resulting in proceeds of $30,000

During the year ended December 31, 2017, the Company issued 194,000 shares of common stock to employees valued at $433,376 and issued 280,000 shares of common stock to consultants valued at $427,000.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

11.	EARNINGS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares. Potentially dilutive securities are excluded from the calculation when their effect would be antidilutive. For all years presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective years. Accordingly, basic shares equal diluted shares for all years presented.

Potentially dilutive securities were comprised of the following:

	December 31, 2018	December 31, 2017
Warrants	3,279,500	3,605,728
Convertible debt warrants	536,250	-
Options	1,815,500	2,083,500
Total	5,631,250	5,689,228

The following table sets forth the composition of the weighted average shares (denominator) used in the basic and dilutive earnings per share computation for the years ended December 31, 2018 and 2017.

	December 31, 2018	December 31, 2017
Net loss	$(5,073,755)	$(2,542,582)
Weighted average shares outstanding, basic	23,492,650	14,510,582
Effect of dilutive common stock equivalents	-	-
Adjusted weighted average shares outstanding, dilutive	23,492,650	23,492,650
Basic loss per shares	$(.22)	$(.18)
Dilutive loss per share	$(.22)	$(.18)

12.	LEASE COMMITMENTS

The Company leases its store facilities under operating leases ranging from $900 to $8,000 per month. The following is a schedule of future minimum rental payments required under the terms of the operating leases as of December 31, 2018:

Year Ending December 31	Amount
2019	$1,251,800
2020	1,207,900
2021	1,085,400
2022	781,600
Thereafter	357,700
$4,684,400

Rent expense under all operating leases for the year ended December 31, 2018 and 2017 was $1,145,837 and $641,408, respectively.

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

13.	VENDOR CONCENTRATIONS

As of December 31, 2018, and 2017, two suppliers represent 56% and 61% of our purchases, respectively. Although the Company expects to maintain relationships with these vendors, the loss of either supplier would not have a material adverse impact on our business, because both suppliers provide the same products.

14.	ACQUISITIONS

The Company accounts for acquisitions in accordance with ASC 805 “Business Combinations.” Assets acquired and liabilities assumed are recorded in the accompanying consolidated balance sheets at their estimated fair values, as of the acquisition date. Results of operations are included in the Company’s financial statements from the date of acquisition. For the acquisitions noted below, the Company used the income approach to determine the fair value of the customer relationships, the relief from royalty method to determine the fair value of trademarks and the comparison of economic income using the with/without approach to determine the fair value of non-compete agreements. The Company used Level 3 inputs to determine the fair value of all these intangible assets.

	East Coast Hydro	Humboldt Depot	Superior Growers Supply	Central Coast Garden	Santa Rosa Hydro	Heavy Gardens	Total
Inventory	$1,002,300	$389,800	$517,950	$254,900	$1,500,000	$-	$3,664,950
Prepaids and other current assets	30,200	6,800	-	-	-	-	37,000
Furniture and equipment	45,600	30,000	50,000	4,600	100,000	-	230,200
Goodwill	1,341,400	654,000	540,250	136,400	4,884,500	433,000	7,989,550
Total	$2,419,500	$1,080,600	$1,108,200	$395,900	$6,484,500	$433,000	$11,921,700

The table below represents the consideration paid for the net assets acquired in business combinations.

	East Coast Hydro	Humboldt Depot	Superior Growers Supply	Central Coast Garden	Santa Rosa Hydro	Heavy Gardens	Total
Cash	$1,201,200	$896,600	$817,950	$257,000	$2,425,000	$150,000	$5,747,750
Assumption of payables	66,300	-	-	-	-	-	66,300
Seller financing	600,000	-	-	-	415,000	72,000	1,087,000
Common stock	552,000	184,000	290,250	138,900	3,644,500	211,000	5,020,650
Total	$2,419,500	$1,080,600	$1,108,200	$395,900	$6,484,500	$433,000	$11,921,700

The following table discloses the date of the acquisitions noted above and the revenue and earnings included in the consolidated income statement from the date of acquisition to the period ended September 30, 2018

	East Coast Hydro	Humboldt Depot	Superior Growers Supply	Central Coast Garden	Santa Rosa Hydro	Heavy Gardens	Total
Acquisition date	1/23/2018	1/30/2018	4/12/2018	6/8/2018	7/13/2018	9/14/2018
Revenue	$3,450,600	$2,030,200	$1,926,400	$498,000	$1,594,900	$121,500	$9,621,600
Earnings	$613,000	$147,600	$178,200	$56,000	$165,300	$5,800	$1,165,900

GROWGENERATION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

14.	ACQUISITIONS, continued

The following represents the proforma consolidated income statement as if the acquisitions had been included in the consolidated results of the Company for the entire period for the year ended December 31, 2017.

Pro forma consolidated income statement

December 31, 2017
Revenue	$40,887,900
Earnings	$(1,547,300)

15.	GAIN ON SETTLEMENTS

For the year ended December 31, 2017, the Company recorded $322,058 in settlements which were comprised of two events.

In 2017, a fire in northern California resulted in our Santa Rosa store being closed for approximately 10 days. In addition to the loss of revenue, the contents of the store were damaged due to smoke from the fire. The Company had insurance coverage for both the contents of the store and business interruption. The settlement with our insurance carrier was $126,278.

In 2017, the Company entered into an asset purchase agreement to acquire the assets of an entity in California. One of the non-executing shareholders of the seller had various objections to the acquisition and asserted certain rights, claims and demands. The Company became aware that a third party was also interested in acquiring the target entity. The Company entered into an agreement to assign all its rights, title and interest in its asset purchase agreement to the third party in exchange for a payment of $75,000 and inventory from the third party valued at approximately $140,000, resulting in a gain on the settlement of approximately $195,000 after deducting costs of approximately $20,000.

16.	SUBSEQUENT EVENTS

On November 28, 2018, the Company entered into an asset purchase agreement to purchase all of the assets of a retail hydroponic store, Chlorophyll Inc, located in Denver, CO. The closing of the asset purchase took place on January 22, 2019.

The assets subject to the sale under the asset purchase agreement included inventories, fixed assets, tangible personal property, intangible personal property and contracts. The Company paid the sellers a total of $3.7 million in cash and 194,553 shares of common stock of the Company, valued at approximately $500,000, as consideration for the assets acquired.

On January 26, 2019, the Company entered into two asset purchase agreements to purchase all of the assets of two retail hydroponic stores, located in Reno, NV and Palm Springs, CA. The closing of the asset purchases took place on February 7 and February 11, 2019, respectively.

The assets subject to the sale under the asset purchase agreements included inventories, fixed assets, tangible personal property, intangible personal property and contracts. The Company paid the two sellers a total of $1,325,000 in cash and 150,000 shares of common stock of the Company, valued at approximately $489,000, as consideration for the assets acquired.

GROWGENERATION CORP

1,242,756 Shares

Common Stock

PROSPECTUS

____________, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$462
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$45,000
Miscellaneous Fees and Expenses	$9,538
Total	$70,000

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

The Company has entered into substantively identical Indemnification Agreements with its current directors and officers (the “Indemnitees”), which generally provide that, to the fullest extent permitted by Colorado law, the Company shall indemnify such Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the Company’s request as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity or by reason of the imposition upon such officer or director of any federal and/or state income tax obligation (inclusive of any interest and penalties, if applicable), that is imposed on such officer or director with respect to income, “phantom income,” rescinded or unconsummated transactions, or any other allegedly taxable event for which no benefit was received by such officer or director. The indemnification obligation includes, without limitation, claims for monetary damages against an Indemnitee in respect of an alleged breach of fiduciary duties and generally covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on an Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the Indemnitee acted in good faith; and, in the case of conduct in an official capacity with the corporation, if such conduct was in the Company’s best interests, and, in all other cases, if such conduct was at least not opposed to the Company’s best interests; and, with respect to any criminal action, suit or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

Section 7-108-402(1) of the CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit). Further, Section 7-108-402(2) of the CBCA provides that no director or officer shall be personal liable for any injury to persons or property arising from a tort committed by an employee, unless the director or officer was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation.

As permitted by the CBCA, the Company’s articles of incorporation provide that the personal liability of the Company’s directors to the Company or its shareholders is limited to the fullest extent permitted by the CBCA. The Indemnification Agreements described above also provide that the Company’s indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted by the CBCA.

Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

As permitted by the CBCA, the Company’s bylaws authorize the Company to purchase and maintain such insurance. The Company currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

2017 Private Placements

On March 10, 2017, the Company closed a private placement of a total of 825,000 units of its securities to 4 accredited investors. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $1,650,000 gross proceeds in the offering.

On May 16, 2017, the Company closed a private placement of a total of 1,000,000 units of its securities to 27 accredited investors through GVC Capital LLC (“GVC Capital”) as its placement agent. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $2,000,000 gross proceeds in the offering. The Company paid GVC Capital total compensation for its services, (i) for a price of $100, 5-year warrants to purchase 75,000 shares at $2.00 per share and 5-year warrants to purchase 75,000 shares at $2.75 per share, (ii) a cash fee of $150,000, (iii) a non-accountable expense allowance of $60,000, and (iv) a warrant exercise fee equal to 3% of all sums received by the Company from the exercise of 750,000 warrants (not including 250,000 warrants issued to one investor) when they are exercised.

2018 Private Placements

On January 17, 2018, the Company completed a private placement of a total of 36 units of its securities at the price of $250,000 per unit. Each unit consists of (i) a .1% unsecured convertible promissory note of the principal amount of $250,000, and (ii) a 3-year warrant entitling the holder to purchase 37,500 shares of common stock, at a price of $.01 per share or through cashless exercise. The Company raised gross proceeds of $9,000,000 from 23 accredited investors in the offering.

On May 9, 2018, the Company completed a private placement of a total of 33.33 units of its securities at a price of $300,000 per unit to 3 accredited investors. Each unit consists of (i) 100,000 share of the Company’s Common Stock and (ii) 50,000 3-year warrant to purchase one share of Common Stock at an exercise price of $.35 per share. The Company raised an aggregate of $10,000,000 gross proceeds in the offering.

2019 Private Placement

On June 26, 2019, the Company completed a private placement of a total of 4,123,254 units of the Company’s securities at the price of $3.10 per unit pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Each unit consisted of (i) one share of Common Stock and (ii) one 3-year warrant, each entitling the holder to purchase one half share of Common Stock, at a price of $3.5 per share. The Company raised a total of $12,782,099 from 19 accredited investors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

3.1	Certificate of Incorporation of GrowGeneration Corp. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 as filed on November 9, 2015)

3.2	Bylaws of GrowGeneration Corp. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 as filed on November 9, 2015)

4.1	Form of Warrant for private placement in March 2017 (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on March 16, 2017)

4.2	Form of Investor Warrant for second 2017 private placement (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on May 19, 2017)

4.3	Form of Placement Agent Warrant ($2.75 Per Share) for second 2017 private placement (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K as filed on May 19, 2017)

4.4	Form of .1% Unsecured Convertible Promissory Note for private placement in January 2018 (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K as filed on January 12, 2018)

4.5	Form of Warrant for private placement in January 2018 (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K as filed on January 12, 2018)

4.6	Form of Promissory Note issued to Santa Rosa Hydroponics & Grower Supply, Inc. (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K as filed on July 16, 2018)

4.7	Form of Warrant for private placement in May 2018 (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K as filed on May 9, 2018)

4.8	Form of Warrant for private placement in June 2019 (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on June 26, 2019)

5.1	Opinion of Andrew I. Telsey, P.C. (Incorporated by reference to Exhibit 5.1 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.1	GrowGeneration Corp. 2014 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.2	Form of GrowGeneration Corp. Stock Option Agreement in connection with the 2014 Equity Incentive Plan (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.3	GrowGeneration Corp. 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K as filed on March 27, 2018)

10.4	Form of GrowGeneration Corp. Stock Option Agreement in connection with the 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K as filed on March 27, 2018)

10.5	Form of Securities Purchase Agreement for 2018 private placement (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on January 12, 2018)

10.6	Form of Supplement to Securities Purchase Agreement for 2018 private placement (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on January 12, 2018)

10.7	Form of Asset Purchase Agreement, dated April 12, 2018, by and among GrowGeneration, Corp., GrowGeneration Michigan Corp. and Superior Growers Supply, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on April 16, 2018)

10.8	Form of Securities Purchase Agreement for second 2018 private placement (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on May 9, 2018)

10.9	Form of Side Letter by and between GrowGeneration Corp. and Gotham Green Fund 1, L.P. (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on May 9, 2018)

10.10	Form of Subscription Agreement for 2019 private placement (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on June 26, 2019)

10.11	Form of Revised Asset Purchase Agreement, dated June 28, 2018, by and among GrowGeneration Corp., Santa Rosa Hydroponics & Grower Supply Inc., Rick Barretta and Jason Barretta (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on July 16, 2018)

10.12	Form of Amendment to Revised Asset Purchase Agreement, dated July 13, 2018 (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on July 16, 2018)

10.13	Form of Asset Purchase Agreement, dated August 30, 2018, by and among GrowGeneration Corp., GrowGeneration HG Corp. and Virgus, Inc. d/b/a/ Heavy Gardens (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on September 20, 2018)

10.14	Form of Asset Purchase Agreement, dated November 28, 2018, by and among GrowGeneration Corp., GrowGeneration Pueblo Corp. and Chlorophyll, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on January 22, 2019)

10.15	Form of Commercial Lease (Tulsa, OK), effective January 1, 2019 (Incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K as filed on April 1, 2019)

10.16	Form of Asset Purchase Agreement, dated January 26, 2019, by and among GrowGeneration Corp., GrowGeneration California Corp. and Palm Springs Hydroponics, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on February 12, 2019)

10.17	Form of Asset Purchase Agreement, dated January 26, 2019, by and among GrowGeneration Corp., GrowGeneration Nevada Corp. and Reno Hydroponics, Inc. (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K as filed on February 12, 2019)

10.18	Form of Asset Purchase Agreement, dated April 23, 2019, by and among GrowGeneration Corp., GrowGeneration Rhode Island Corp. and GreenLife Garden Supply Corp. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on May 14, 2019)

10.19	Form of Commercial Lease, dated May 9, 2019, by and between GrowGeneration Corp. and 611A Route One, LLC (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on May 14, 2019)

21.1	List of Subsidiaries of GrowGeneration Corp. (Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K for fiscal year ended December 31, 2018 as filed on April 1, 2019)

23.1	Consent of Connolly Grady & Cha (Filed herewith.)

23.2	Consent of Andrew I. Telsey, P.C. (Filed herewith.)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on October 22, 2019.

GROWGENERATION CORP.

By:	/s/ Darren Lampert
Name: Darren Lampert
Title: Chief Executive Officer

By:	/s/ Monty Lamirato
Name: Monty Lamirato
Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors GrowGeneration Corp., a Colorado corporation (the “Company”), do hereby constitute and appoint Darren Lampert and Monty Lamirato, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Darren Lampert	Chief Executive Officer and Director	October 22, 2019
Darren Lampert	(Principal Executive Officer)

/s/ Monty Lamirato	Chief Financial Officer	October 22, 2019
Monty Lamirato	(Principal Financial and Accounting Officer)

/s/ Michael Salaman	President and Director	October 22, 2019
Michael Salaman

/s/ Stephen Aiello	Director	October 22, 2019
Stephen Aiello

/s/ Peter Rosenberg	Director	October 22, 2019
Peter Rosenberg

/s/ Sean Stiefel	Director	October 22, 2019
Sean Stiefel